Act File No. 333-149613

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
NATIONWIDE LIFE INSURANCE COMPANY
(Exact name of registrant as specified in its charter)
OHIO	63 11	31-4156830
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert W. Horner, III
Vice President and Secretary
One Nationwide Plaza
Columbus, Ohio 43215
Telephone:  (614) 249-7111

(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________________________________________

Approximate date of commencement of proposed sale to the public: April 30 , 20 10

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]
Accelerated filer	[ ]
Non-accelerated filer (Do not check if a smaller reporting company)	[X]
Smaller reporting c ompany	[ ]

Nationwide Portfolio Innovator SM
INDIVIDUAL SUPPLEMENTAL IMMEDIATE FIXED INCOME ANNUITY CONTRACT
Issued by
NATIONWIDE LIFE INSURANCE COMPANY
One Nationwide Plaza
Columbus, Ohio 43215
Telephone:  1-800-848-6331
The date of this prospectus is April 30 , 20 10 .

This prospectus describes Nationwide Portfolio InnovatorSM, individual supplemental immediate fixed income annuity contracts (referred to as "Contracts") issued by Nationwide Life Insurance Company ("Nationwide"), which are offered to clients whose assets are invested in accordance with certain model portfolios managed by Envestnet Asset Management, Inc. ("Envestnet").  The Contract provides for guaranteed income for the life of a designated person based on the Contract owner's account at Envestnet, provided all conditions specified in this prospectus are met, regardless of the actual performance or value of the investments in the account.

The Contract has no cash surrender value and does not provide a death benefit.

Prospective purchasers may apply to purchase a Contract through broker dealers that have entered into a selling agreement with Nationwide Investment Services Corporation ("NISC"), a subsidiary of Nationwide that acts as the general distributor of the Contracts sold through this prospectus.

This prospectus provides important information that a prospective purchaser of a Contract should know before investing.  Please read this prospectus carefully and keep it for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The Contracts described in this prospectus may not be available in all state jurisdictions and, accordingly, representations made in this prospectus do not constitute an offering in such jurisdictions.

The Contract:
•	Is NOT a bank deposit
•	Is NOT FDIC insured
•	Is NOT insured or endorsed by a bank or any government agency
•	Is NOT available in every state

A purchase of this Contract is subject to certain risks.  Please see the "Risk Factors" section on page 13.  The Contract is novel and innovative.  To date, the tax consequences of the Contract have not been addressed in binding published legal authorities; however, we understand that the Internal Revenue Service ("IRS") may be considering tax issues associated with products similar to the Contracts, and there is no certainty as to what the IRS will conclude is the proper tax treatment for the Contracts.  Consequently, you should consult a tax advisor before purchasing a Contract.

TABLE OF CONTENTS

SUMMARY OF THE CONTRACTS	1
Preliminary note regarding terms used in this prospectus.
What is the Contract?
How does the Contract generally work?
How much will the Contract cost?
What are the requirements to purchase the Contract?
Who is Envestnet?
What are the Eligible Portfolios and how are they managed by Envestnet?
Can a Contract be purchased by an Individual Retirement Account?
Can the Contract Owner cancel the Contract?
Does the Contract contain any type of spousal benefit?
RISK FACTORS	13
Your Account may perform well enough that you may not receive any Guaranteed Lifetime Payments from Nationwide under the Contract.
Your investment choices are limited by the Contract.
You may die before receiving payments from us.
Early Withdrawals or Excess Withdrawals will reduce or eliminate the Guarantee provided by your Contract.
The Fee will reduce the growth of Your Account.
Actions of your creditors may reduce or eliminate the Guarantee provided by your Contract.
Envestnet may no longer manage the Eligible Portfolios.
Nationwide determines that an Eligible Portfolio is no longer eligible as an investment option under the Contract.
Nationwide's claims paying ability.
Tax Consequences.
YOUR RELATIONSHIP WITH ENVESTNET AND NATIONWIDE	15
The Contract.
Management of Your Account.
THE ACCOUNT PHASE	16
What is the Guaranteed Lifetime Withdrawal Base and how is it calculated?
Can the Guaranteed Lifetime Withdrawal Base change?
Do Early Withdrawals and Excess Withdrawals affect the Guaranteed Lifetime Withdrawal Amount and the Guaranteed Lifetime Withdrawal Base differently?
What is the Withdrawal Start Date and what does it mean?
What is the Guaranteed Lifetime Withdrawal Amount and how is it calculated?
What if the Account Value and the Guaranteed Lifetime Withdrawal Base decline to zero during the Account Phase?
What if the Account Value falls to the Minimum Account Value before the Withdrawal Start Date but your Guaranteed Lifetime Withdrawal Base is above zero?
TRIGGERING THE ANNUITY PHASE	21
What events will trigger the Annuity Phase?
How is the Contract transitioned into the Annuity Phase?
THE ANNUITY PHASE	21
How much will each Guaranteed Lifetime Payment be?
Will the Guaranteed Lifetime Payments ever increase or decrease?
How often are the Guaranteed Lifetime Payments paid?
How long will the Guaranteed Lifetime Payments be paid?

i

TERMS AND CONDITIONS OF THE CONTRACT	22
What does it mean to have a change in "terms and conditions" of the Contract?
How will a change to the terms and conditions of the Contract affect an existing Contract?
SPOUSAL CONTINUATION OPTION	22
What is the Spousal Continuation Option?
Election of the Spousal Continuation Option.
How much does the Spousal Continuation Option cost?
Is it possible to pay for the Spousal Continuation Option but not receive a benefit from it?
THE CONTRACT FEE	24
How much is the Contract Fee?
When and how is the Contract Fee assessed?
Will the Contract Fee be the same amount from quarter to quarter?
Will advisory and other fees impact the Account Value and the Guarantee under the Contract?
MANAGING WITHDRAWALS FROM YOUR ACCOUNT	25
DEATH PROVISIONS	26
MARRIAGE TERMINATION PROVISIONS	27
Marriage termination in the Account Phase.
Marriage termination in the Annuity Phase.
SUSPENSION AND TERMINATION PROVISIONS	28
What does it mean to have a suspended Contract?
What will cause a Contract to be suspended?
What can be done to take the Contract out of suspension?
Specific suspension events and their cures.
What will cause a Contract to be terminated?
DETERMINING WHETHER A CONTRACT IS RIGHT FOR YOU	31
FEDERAL INCOME TAX CONSIDERATIONS	31
Taxation of Distributions from the Contract.
Taxation of Eligible Portfolios or Former Eligible Portfolios that are not held by an Individual Retirement Account.
Section 1035 Exchanges.
Qualified Retirement Plans.
Income Tax Withholding.
State and Local Tax Considerations.
Non-Resident Aliens.
Payment of Advisory or Service Fees.
Seek Tax Advice.
PREMIUM TAXES	35
MISCELLANEOUS PROVISIONS	36
Ownership of the Contract.
Periodic communications to Contract Owners.
Amendments to the Contract.
Assignment.
Misstatements.
DISTRIBUTION (MARKETING) OF THE CONTRACT	36
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	37
LEGAL OPINION	37
ABOUT NATIONWIDE	37
EXPERTS	37
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION	37
DEFINITIONS	38

ii

Available Information

Nationwide Life Insurance Company files reports with the Securities and Exchange Commission ( "SEC" ) on Forms 10-Q, 10-K and 8-K.

The public may read and copy these reports at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549-0102.  You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like Nationwide Life Insurance Company, that file electronically with the SEC (http://www.sec.gov).

iii

SUMMARY OF THE CONTRACTS

Preliminary note regarding terms used in this prospectus.

Certain terms used in this prospectus have specific and important meanings.  Some are explained below.  Others are explained as they appear in the prospectus.  Additionally, in the back of this prospectus, there is a "Definitions" provision containing definitions of all of the terms used in the prospectus.

➢	"We," "us," "our," "Nationwide" or the "Company" means Nationwide Life Insurance Company.

➢
"You" or "yours," "owner" or "Contract owner" means the owner of the Contract.  If more than one owner is named, each owner may also be referred to as a "joint owner."  Joint owners are permitted only when they are spouses as recognized by applicable Federal law.

➢
"Your Account" means the account you own, the assets of which are allocated to an advisory account managed by Envestnet Asset Management, Inc. ("Envestnet").  Envestnet provides Your Account, which is offered through investment advisor representatives, and the Contract is offered by a registered representative affiliated with a broker-dealer firm ("Financial Advisors").  You must purchase a Contract with the assistance of these Financial Advisors.   Financial Advisors assist clients in analyzing whether Envestnet's advisory accounts are appropriate for the client.  If your Financial Advisor recommends an Envestnet account to you, upon your request, Envestnet will open Your Account.

The following is a summary of the Contract.  Unless otherwise noted, this prospectus assumes that you are the sole Contract owner.  You should read the entire prospectus in addition to this summary.

What is the Contract?

The Contract is an Individual Supplemental Immediate Fixed Income Annuity Contract that is available for you to purchase if you open and own Your Account.  If you own Your Account, then you and your Financial Advisor have determined that one or more Envestnet advisory accounts are appropriate for you.  The Contract is designed to enhance Your Account for those investors who intend to use the assets in their account to provide income payments for retirement or other long-term purposes.

Specifically, the Contract provides for annuity payments ("Guaranteed Lifetime Payments") to be paid to you as long you meet the conditions of the Contract as described in this prospectus.  If or when you take withdrawals ("Guaranteed Lifetime Withdrawals") from Your Account, if the value of the assets in Your Account ("Your Account Value") falls below a certain amount, you will receive Guaranteed Lifetime Payments for the rest of your life (the "Guarantee").  The amount of your Guaranteed Lifetime Withdrawals will be a percentage of the value of Your Account when you first purchase the Contract (with adjustments for additions and withdrawals) (the "Guaranteed Lifetime Withdrawal Base") and will vary based on Your Account Value and other actions you take with regard to Your Account, as described in this prospectus.

The Contract also contains a Spousal Continuation Option (discussed later in this prospectus) that may be elected at the time of application.  The Spousal Continuation Option allows, upon your death, your surviving spouse to continue the Contract and receive all the rights and benefits associated with the Contract (see "Spousal Continuation Option" later in this prospectus).

Guaranteed Lifetime Payments under your Contract are triggered if the withdrawals (within the limits of the Contract) and/or poor market performance reduce Your Account Value to $15,000 or less.  Note: If a triggering event does not occur, you will not receive any payments under this Contract and your Guarantee will have no value.

The Contract Guarantee is based on the age and life of the annuitant.  Unless this Contract is issued to a trustee of a trust or a custodian of an Individual Retirement Account ("IRA"), the annuitant is you, the Contract owner and the owner of Your Account.  If the Contract is issued to a trust or custodian of an IRA, you must be the annuitant, and if you elect the Spousal Continuation Option (discussed later in this prospectus), you and your spouse must be co-annuitants and your spouse must be listed as the beneficiary of Your Account.

It is important to note that the Contract itself has no cash surrender value because there are no assets attributable directly to it.  All obligations under the Contract to make Guaranteed Lifetime Withdrawal payments to you are tied to Your Account. If you surrender your interest in or otherwise terminate Your Account, this Contract also terminates and you will not receive any Guaranteed Lifetime Payments under this Contract.

How does the Contract generally work?

The life of the Contract can generally be described as having two phases: an "Account Phase" and an "Annuity Phase."  Every Contract will have an Account Phase, but every Contract may not necessarily have an Annuity Phase.

Account Phase.  During the Account Phase, Your Account operates just like any other advisory account, except that Your Account must be 100% invested in a permissible advisory account constructed by Envestnet.  Those Envestnet advisory accounts that are permissible advisory accounts under the Contract are referred to as "Eligible Portfolios."  A Former Eligible Portfolio is a previously permissible investment model that is no longer available to new Contract Owners.  You may make Additional Deposits (payments applied to Your Account after the Contract is issued) to and take withdrawals from Your Account.  (Note, however, that taking withdrawals may reduce how much your Guaranteed Lifetime Payments will be during the Annuity Phase.)  After you (or, if a co-annuitant is named, the younger co-annuitant) turn 65, you can begin to take annual withdrawals of up to the Guaranteed Lifetime Withdrawal Amount without reducing your Guaranteed Lifetime Withdrawal Base and any potential Guaranteed Lifetime Payments.

Annuity Phase.  If and when any of the following triggering events occur, the Contract will begin the Annuity Phase:

•
Your Account Value, after reaching the day you are eligible to begin taking annual withdrawals of the Guaranteed Lifetime Withdrawal Amount (the "Withdrawal Start Date"), falls below the greater of $15,000 or the Guaranteed Lifetime Withdrawal Amount (the "Minimum Account Value");

•	Your Account Value is invested in the Minimum Account Value Eligible Portfolio, as discussed in "Suspension and Termination Provisions", and you reach your Withdrawal Start Date; or

•	You, after reaching the Withdrawal Start Date, affirmatively elect to begin the Annuity Phase by submitting the appropriate administrative forms.

At that time, you will instruct Envestnet to transfer the remaining value in Your Account to us, and we will begin making annual guaranteed fixed annuity payments to you for as long as you (or your spouse, if the Spousal Continuation Option, described herein, is elected) live.  After this transition into the Annuity Phase, Your Account is closed and you no longer own interests in the Eligible Portfolio or Former Eligible Portfolio.  Rather, your ownership interest lies in the guaranteed stream of annuity payments – the Guaranteed Lifetime Payments – which Nationwide is obligated to provide.

Note: It is possible that you may never receive Guaranteed Lifetime Payments if none of the triggering events occur.  If you (and your spouse, if the Spousal Continuation Option is elected) die before any of the triggering events occur, no benefit is payable under this Contract.

How much will the Contract cost?

Account Phase.  During the Account Phase, you will pay a fee for the Contract (the "Contract Fee" or "Fee"), which will be deducted from Your Account Value on a quarterly basis.  The Fee is calculated as an annual percentage (the "Contract Fee Percentage") of your Guaranteed Lifetime Withdrawal Base (not Your Account Value), assessed quarterly.  The Fee compensates us for the risk we assume in providing you Guaranteed Lifetime Payments. We intend to invest the fees as we invest general account assets.  We take into account the amount of Guaranteed Lifetime Payments and anticipated cash-flow requirements when making investments.  Nationwide is not obligated to invest in accordance with any particular investment objective, but will generally adhere to our overall investing philosophy.

The Fee is calculated as follows:

(Contract Fee Percentage) x (# of days in the quarter/365) x Guaranteed Lifetime Withdrawal Base as of quarter end

The guaranteed maximum Contract Fee Percentage we can ever charge for your Contract is an annual rate of 2.00% of your Guaranteed Lifetime Withdrawal Base, assessed quarterly.  We currently charge a lower Contract Fee Percentage, which is between the annual rates of 0.90% and 1.30% of your Guaranteed Lifetime Withdrawal Base, assessed quarterly, depending on the Eligible Portfolio you elect.   S ee , "Eligible Portfolios Summary" for more information on the Eligible Portfolios.  We reserve the right to increase the Contract Fee Percentage (up to a maximum annual rate of 2.00% of your Guaranteed Lifetime Withdrawal Base, assessed quarterly) and will provide written notice to you.   S ee , "Can the Guaranteed Lifetime Withdrawal Base change?" for more information.  Note: The Contract Fee is in addition to any charges that are imposed in connection with advisory, custodial and other services or charges imposed by your Financial Advisor, Envestnet, or any mutual funds or other investments in Your Account.  Any fees you pay that are deducted from Your Account Value, including the Contract Fee, will negatively affect the growth of Your Account Value.

Annuity Phase. During the Annuity Phase, no Contract Fee is assessed.

Summary. Below is a summary of the maximum annual Contract Fee Percentages:

Summary of Maximum Contract Fee Percentages
	During the Account Phase:	During the Annuity Phase:
Maximum Contract Fee Percentage (as an annual percentage of your Guaranteed Lifetime Withdrawal Base, assessed quarterly)	2.00%1	0.00%

What are the requirements to purchase the Contract?

The Contract is only available for purchase by investors who elect to have their assets managed, with the help of their Financial Advisor, in certain advisory accounts managed by Envestnet.  Upon such election, Envestnet will open Your Account.

You, as the owner of Your Account at Envestnet, may purchase a Contract from your Financial Advisor through a broker-dealer when you first open Your Account or at any time thereafter after your or the youngest co-annuitant's 45th birthday and prior to your or the older co-annuitant's 85th birthday.

To purchase a Contract, the value of Your Account on the date of application must equal $100,000 or more.  However, we will not issue a Contract to an applicant whose Account Value is greater than $2,000,000 without the approval of our Home Office.

Additionally, on the date of application (and continuously thereafter), Your Account must be allocated to one of the available advisory accounts managed by Envestnet, referred to as "Eligible Portfolios," as discussed herein.  Once you select an Eligible Portfolio, you must remain invested in that specific Eligible Portfolio in order to maintain the benefits and the Guarantee associated with the Contract. If Nationwide determines that an Eligible Portfolio is no longer eligible as an investment option, you may remain in the Former Eligible Portfolio as indicated in the "Terms and Conditions of the Contract" section.

Note: IF AT ANY TIME 100% OF YOUR ACCOUNT IS NOT INVESTED IN AN ELIGIBLE PORTFOLIO OR FORMER ELIGIBLE PORTFOLIO, YOUR CONTRACT WILL BE SUSPENDED AND MAY TERMINATE (see , "Suspension and Termination Provisions").  Ensuring that Your Account remains invested according to the terms of the Contract is your responsibility.

1 The current annual Contract Fee Percentages range between 0.90% to 1.30%, depending on the Eligible Portfolio you select.

Who is Envestnet?

Envestnet is a wealth management firm founded in 1999 that provides marketing and investment management tools to help Financial Advisors determine whether investing in an Envestnet advisory account is right for their clients.  You and your Financial Advisor make all the decisions as to how to allocate and maintain Your Account.

Envestnet (a registered investment advisor under the Investment Advisers Act of 1940), in addition to providing the services described above, also creates and maintains the Eligible Portfolios and Former Eligible Portfolios.  Each Eligible Portfolio or Former Eligible Portfolio is an allocation model comprised of underlying mutual funds.  Nationwide is not affiliated with Envestnet and does not manage Your Account.

What are the Eligible Portfolios and how are they managed by Envestnet?

As the provider of the Guarantee under the Contracts, we maintain sole discretion as to which advisory accounts are designated as Eligible Portfolios.  The available Eligible Portfolios carry an amount of risk that we determine is acceptable to us.  We monitor the risk that investments in the Eligible Portfolio will not generate sufficient income for you to sustain your Guaranteed Lifetime Withdrawals during your lifetime, resulting in us having to make Guaranteed Lifetime Payments to you.  If, after making an Eligible Portfolio available, we subsequently determine that such Eligible Portfolio carries too much risk (the risk that we will have to make Guaranteed Lifetime Payments), we will adjust the list of Eligible Portfolios, re-characterizing those portfolios that we determine to be too risky to continue offering as "Former Eligible Portfolios."  We will notify Contract owners that originally selected a now Former Eligible Portfolio of their contractual options, which are described in the "Terms and Conditions of the Contract" section.

Each Eligible Portfolio is constructed by Envestnet based upon a long-term strategic framework and is diversified across multiple domestic and international asset classes.  Envestnet reviews its capital market assumptions each year and may periodically adjust the models to reflect changes in capital market expectations.  Envestnet may add additional asset classes to models if the addition will contribute to enhancing returns and/or reducing the risk of the current allocation models.  Adjustments to Envestnet's allocation models have historically been infrequent and relatively minor because the strategic nature of the process focuses on long-term fundamental market characteristics that remain fairly stable through time.  The decision to adjust the allocation models is a formal process that requires the approval of the Envestnet Investment Committee, the entity within Envestnet that provides oversight to the allocations within the models.

There are two categories of Eligible Portfolios: the PMC Select Portfolios and the PMC SIGMATM Mutual Fund Solution portfolios.  The PMC Select Portfolios are comprised of underlying mutual funds advised by Envestnet and sub-advised by multiple third-party institutional money managers.  The PMC SIGMATM Mutual Fund Solution portfolios are comprised of third-party underlying mutual funds.  All of the Eligible Portfolios are model portfolios of mutual funds; they are not funds of funds.

Envestnet has full discretion over the model management of both the PMC Select Portfolios and the PMC SIGMATM Mutual Fund Solutions portfolios and can make changes to the asset allocation models in all of the Eligible Portfolios and hire or fire underlying managers or sub-advisors within the PMC Select Portfolios without client approval.  Envestnet will also, at its discretion, periodically rebalance the models so that the overall asset allocations remain within acceptable allocations.

With regard to Your Account, you and your Financial Advisor sign a Client Agreement at the time of application (a requirement for issuance of the Contract) that authorizes Envestnet to move assets in your account in accordance with the Eligible Portfolio.  Envestnet may or may not be a party to the Client Agreement.  This Client Agreement authorizes Envestnet to buy and sell securities within Your Account in order to maintain the allocations according to the Eligible Portfolio you select.  You will not receive any advance notice of these model changes or rebalancing transactions.  However, you will receive a detailed statement reflecting any such transactions in the form of a confirmation statement.

At the time of application, you select the Eligible Portfolio to which you will allocate Your Account Value.  You may not switch from one Eligible Portfolio to another and maintain the Guarantee associated with this Contract unless you remain in a Former Eligible Portfolio as indicated in the "Terms and Conditions of the Contract" section.  If you choose to move Your Account assets out of the Eligible Portfolio or Former Eligible Portfolio elected at the time of application for this Contract, your Contract will terminate.  Please see "Suspension and Termination Provisions" for more information.  Additionally, reallocating Your Account out of the Eligible Portfolio elected at the time of application may have negative tax consequences.  Please consult a qualified tax advisor.

Eligible Portfolios Summary

The following tables reflect a summary of each Eligible Portfolio that is currently available for election as an option under the Contract.  The target allocation categories listed below reflect mutual fund asset categories only, and not specific mutual funds.  More explanation of each category follows the tables. The percentage ranges shown are target ranges only, and may change if deemed appropriate by Envestnet.  Additionally, the Investment Strategy section contains the benchmark indices for each Eligible Portfolio.  A summary of the referenced indices follows the mutual fund asset categories.

Eligible Portfolio	Annual Contract Fee Percentage	Target Allocations
PMC Select Portfolio – Conservative	0.90%	Large Cap Core	Large Cap Growth	Large Cap Value	Small Cap Core	Int'l Developed Markets	REITs	Long Bonds
		0%	7.5-17.5%	7.5-17.5%	5-15%	5-15%	0%	0%
Composition		Intermediate Bonds	Int'l Bonds	Short Muni	Intermediate Muni	Long Muni	High Yield	Cash
45% equity 55% fixed		48-58%	0%	0%	0%	0%	0%	0-7%
Investment Strategy:  Seeks to provide portfolio stability and current income with modest portfolio appreciation by investing in a combination of equity and fixed-income securities in similar weights.  This portfolio is designed for investors with a need for regular income in the form of dividends and interest, as well as some desire for modest growth from the stock portion of their portfolio.

Benchmark: 10% Russell 2000, 10% MSCI EAFE, 12.5% Russell 1000 Growth, 12.5% Russell 1000 Value, 55% Lehman Aggregate Bond

Eligible Portfolio	Annual Contract Fee Percentage	Target Allocations
PMC Select Portfolio – Conservative Growth	1.00%	Large Cap Core	Large Cap Growth	Large Cap Value	Small Cap Core	Int'l Developed Markets	REITs	Long Bonds
		0%	12.5-22.5%	12.5-22.5%	5-15%	10-20%	0%	0%
Composition		Intermediate Bonds	Int'l Bonds	Short Muni	Intermediate Muni	Long Muni	High Yield	Cash
60% equity 40% fixed		33-43%	0%	0%	0%	0%	0%	0-7%
Investment Strategy:  Seeks to provide portfolio growth with current income by investing in a combination of equity and fixed-income securities in similar weights.  This portfolio is designed for investors who desire capital appreciation balanced with income and portfolio stability.

Benchmark: 10% Russell 2000, 15% MSCI EAFE, 17.5% Russell 1000 Growth, 17.5% Russell 1000 Value, 40% Lehman Aggregate Bond

Eligible Portfolio	Annual Contract Fee Percentage	Target Allocations
PMC Select Portfolio – Moderate	1.10%	Large Cap Core	Large Cap Growth	Large Cap Value	Small Cap Core	Int'l Developed Markets	REITs	Long Bonds
		0%	15-25%	15-25%	5-15%	15-25%	0%	0%
Composition		Intermediate Bonds	Int'l Bonds	Short Muni	Intermediate Muni	Long Muni	High Yield	Cash
70% equity 30% fixed		23-33%	0%	0%	0%	0%	0%	0-7%
Investment Strategy:  Seeks to provide long-term appreciation with moderate current income by investing in a combination of equity and fixed-income securities, with a greater weighting to equities.  This portfolio is designed for investors with a mid to long-term investment time horizon and willing to take on some risk in pursuit of better returns.

Benchmark: 10% Russell 2000, 20% MSCI EAFE, 20% Russell 1000 Growth, 20% Russell 1000 Value, 30% Lehman Aggregate Bond

Eligible Portfolio	Annual Contract Fee Percentage	Target Allocations
PMC Select Portfolio (with Municipals) – Conservative	0.90%	Large Cap Core	Large Cap Growth	Large Cap Value	Small Cap Core	Int'l Developed Markets	REITs	Long Bonds
		0%	7.5-17.5%	7.5-17.5%	5-15%	5-15%	0%	0%
Composition		Intermediate Bonds	Int'l Bonds	Short Muni	Intermediate Muni	Long Muni	High Yield	Cash
45% equity 55% fixed		0%	0%	0%	0%	48-58%	0%	0-7%
Investment Strategy:  Seeks to provide portfolio stability and current income with modest portfolio appreciation by investing in a combination of equity and fixed-income securities in similar weights. This portfolio is designed for investors with a need for regular income in the form of dividends and interest, as well as some desire for modest growth from the stock portion of their portfolio. One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions.  Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.

Benchmark: 10% Russell 2000, 10% MSCI EAFE, 12.5% Russell 1000 Growth, 12.5% Russell 1000 Value, 55% Lehman Muni Bond Composite

Eligible Portfolio	Annual Contract Fee Percentage	Target Allocations
PMC Select Portfolio (with Municipals) – Conservative Growth	1.00%	Large Cap Core	Large Cap Growth	Large Cap Value	Small Cap Core	Int'l Developed Markets	REITs	Long Bonds
		0%	12.5-22.5%	12.5-22.5%	5-15%	10-20%	0%	0%
Composition		Intermediate Bonds	Int'l Bonds	Short Muni	Intermediate Muni	Long Muni	High Yield	Cash
60% equity 40% fixed		0%	0%	0%	0%	33-43%	0%	0-7%
Investment Strategy:   Seeks to provide portfolio growth with current income by investing in a combination of equity and fixed-income securities in similar weights.  This portfolio is designed for investors who desire capital appreciation balanced with income and portfolio stability. One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions.  Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.

Benchmark: 10% Russell 2000, 15% MSCI EAFE, 17.5% Russell 1000 Growth, 17.5% Russell 1000 Value, 40% Lehman Muni Bond Composite

Eligible Portfolio	Annual Contract Fee Percentage	Target Allocation s
PMC Select Portfolio (with Municipals) – Moderate	1.10%	Large Cap Core	Large Cap Growth	Large Cap Value	Small Cap Core	Int'l Developed Markets	REITs	Long Bonds
		0%	15-25%	15-25%	5-15%	15-25%	0%	0%
Composition		Intermediate Bonds	Int'l Bonds	Short Muni	Intermediate Muni	Long Muni	High Yield	Cash
70% equity 30% fixed		0%	0%	0%	0%	23-33%	0%	0-7%
Investment Strategy:   Seeks to provide long-term appreciation with moderate current income by investing in a combination of equity and fixed-income securities, with a greater weighting to equities.  This portfolio is designed for investors with a mid to long-term investment time horizon and willing to take on some risk in pursuit of better returns. One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions.  Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.

Benchmark: 10% Russell 2000, 20% MSCI EAFE, 20% Russell 1000 Growth, 20% Russell 1000 Value, 30% Lehman Muni Bond Composite

Eligible Portfolio	Annual Contract Fee Percentage	Target Allocations
PMC SIGMATM Mutual Fund Solution – Conservative	1.00%	Large Cap Core	Large Cap Growth	Large Cap Value	Small Cap Core	Int'l Developed Markets	REITs	Long Bonds
		10-20%	5-15%	0%	0-10%	5-15%	0-10%	5-15%
Composition		Intermediate Bonds	Int'l Bonds	Short Muni	Intermediate Muni	Long Muni	High Yield	Cash
45% equity 55% fixed		27-37%	0-10%	0%	0%	0%	0-10%	0-8%
Investment Strategy:   The PMC SIGMATM Mutual Fund Solution - Conservative portfolio is designed for investors who desire a globally diversified portfolio managed within well defined levels of risk. The assets in the portfolio are allocated in accordance with the target allocations shown above. The target allocations are designed to achieve the portfolio's long-term return objectives, while limiting portfolio volatility. Over time, actual allocations will vary due to market movements, contributions and withdrawals. The portfolio will periodically be rebalanced to maintain (approximately) the target allocations. The long-term objective of the portfolio is 2% growth plus inflation as measured by the Consumer Price Index after deduction of all management fees. The portfolio is managed with the goal of keeping long-term volatility levels, on average, at 45% of the volatility of the S&P 500. The portfolio's return objective does not represent an estimate of future returns. The actual returns and volatility of the portfolio may vary significantly from the objectives.

Benchmark: 10% MSCI EAFE, 35% Russell 3000, 55% Lehman Govt/Credit

Eligible Portfolio	Annual Contract Fee Percentage	Target Allocations
PMC SIGMATM Mutual Fund Solution – Conservative Growth	1.15%	Large Cap Core	Large Cap Growth	Large Cap Value	Small Cap Core	Int'l Developed Markets	REITs	Long Bonds
		15-25%	10-20%	0%	0-10%	10-20%	0-10%	0%
Composition		Intermediate Bonds	Int'l Bonds	Short Muni	Intermediate Muni	Long Muni	High Yield	Cash
60 % equity 40% fixed		22-32%	0-10%	0%	0%	0%	0-10%	0-8%
Investment Strategy: The PMC SIGMATM Mutual Fund Solution - Conservative Growth portfolio is designed for investors who desire a globally diversified portfolio managed within well-defined levels of risk. The assets in the portfolio are allocated in accordance with the target allocations shown above. The target allocations are designed to achieve the portfolio's long term return objectives, while limiting portfolio volatility. Over time, actual allocations will vary due to market movements, contributions and withdrawals. The portfolio will periodically be rebalanced to maintain (approximately) the target allocations. The long-term objective of the portfolio is 3% growth plus inflation as measured by the Consumer Price Index after deduction of all management fees. The portfolio is managed with the goal of keeping long-term volatility levels, on average, at 60% of the volatility of the S&P 500. The portfolio's return objective does not represent an estimate of future returns. The actual returns and volatility of the portfolio may vary significantly from the objectives.

Benchmark: 15% MSCI EAFE, 45% Russell 3000, 40% Lehman Govt/Credit

Eligible Portfolio	Annual Contract Fee Percentage	Target Allocations
PMC SIGMATM Mutual Fund Solution – Moderate	1.30%	Large Cap Core	Large Cap Growth	Large Cap Value	Small Cap Core	Int'l Developed Markets	REITs	Long Bonds
		20-30%	10-20%	0%	0-10%	15-25%	0-10%	0%
Composition		Intermediate Bonds	Int'l Bonds	Short Muni	Intermediate Muni	Long Muni	High Yield	Cash
70% equity 30% fixed		12-22%	0-10%	0%	0%	0%	0-10%	0-8%
Investment Strategy:  The PMC  SIGMATM Mutual Fund Solution - Moderate portfolio is designed for investors who desire a globally diversified portfolio managed within well defined levels of risk. The assets in the portfolio are allocated in accordance with the target allocations shown above. The target allocations are designed to achieve the portfolio's long-term return objectives, while limiting portfolio volatility. Over time, actual allocations will vary due to market movements, contributions and withdrawals. The portfolio will periodically be rebalanced to maintain (approximately) the target allocations. The long-term objective of the portfolio is 4% growth plus inflation as measured by the Consumer Price Index after deduction of all management fees. The portfolio is managed with the goal of keeping long-term volatility levels, on average, at 70% of the volatility of the S&P 500. The portfolio's return objective does not represent an estimate of future returns. The actual returns and volatility of the portfolio may vary significantly from the objectives.

Benchmark: 20% MSCI EAFE, 50% Russell 3000, 30% Lehman Govt/Credit

Eligible Portfolio	Annual Contract Fee Percentage	Target Allocations
PMC SIGMATM Mutual Fund Solution (with Municipals) – Conservative	1.00%	Large Cap Core	Large Cap Growth	Large Cap Value	Small Cap Core	Int'l Developed Markets	REITs	Long Bonds
		10-20%	5-15%	0%	0-10%	5-15%	0-10%	0%
Composition		Intermediate Bonds	Int'l Bonds	Short Muni	Intermediate Muni	Long Muni	High Yield	Cash
45% equity 55% fixed		0%	0%	2-12%	40-50%	0%	0%	0-8%
Investment Strategy:  The PMC  SIGMATM Mutual Fund Solution - Conservative (with Municipals) portfolio is designed for investors who desire a globally diversified portfolio managed within well-defined levels of risk. The assets in the portfolio are allocated in accordance with the target allocations shown above. The target allocations are designed to achieve the portfolio's long-term return objectives, while limiting portfolio volatility. Over time, actual allocations will vary due to market movements, contributions and withdrawals. The portfolio will periodically be rebalanced to maintain (approximately) the target allocations. The long-term objective of the portfolio is 2% growth plus inflation as measured by the Consumer Price Index after deduction of all management fees. The portfolio is managed with the goal of keeping long-term volatility levels, on average, at 45% of the volatility of the S&P 500. The portfolio's return objective does not represent an estimate of future returns. The actual returns and volatility of the portfolio may vary significantly from the objectives.  One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer (i.e., the municipality, state or local government) to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions.  Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.

Benchmark: 10% MSCI EAFE, 55% Lehman Muni Bond Composite, 35% Russell 3000

Eligible Portfolio	Annual Contract Fee Percentage	Target Allocations
PMC SIGMATM Mutual Fund Solution (with Municipals) – Conservative Growth	1.15%	Large Cap Core	Large Cap Growth	Large Cap Value	Small Cap Core	Int'l Developed Markets	REITs	Long Bonds
		15-25%	10-20%	0%	0-10%	10-20%	0-10%	0%
Composition		Intermediate Bonds	Int'l Bonds	Short Muni	Intermediate Muni	Long Muni	High Yield	Cash
60% equity 40% fixed		0%	0%	2-12%	25-35%	0%	0%	0-8%
Investment Strategy:  The PMC  SIGMATM Mutual Fund Solution - Conservative Growth (with Municipals) portfolio is designed for investors who desire a globally diversified portfolio managed within well-defined levels of risk. The assets in the portfolio are allocated in accordance with the target allocations shown above. The target allocations are designed to achieve the portfolio's long-term return objectives, while limiting portfolio volatility. Over time, actual allocations will vary due to market movements, contributions and withdrawals. The portfolio will periodically be rebalanced to maintain (approximately) the target allocations. The long-term objective of the portfolio is 3% growth plus inflation as measured by the Consumer Price Index after deduction of all management fees. The portfolio is managed with the goal of keeping long-term volatility levels, on average, at 60% of the volatility of the S&P 500. The portfolio's return objective does not represent an estimate of future returns. The actual returns and volatility of the portfolio may vary significantly from the objectives. One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer (i.e., the municipality, state or local government) to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions.  Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.

Benchmark: 10% MSCI EAFE, 55% Lehman Muni Bond Composite, 35% Russell 3000

Eligible Portfolio	Annual Contract Fee Percentage	Target Allocations
PMC SIGMATM Mutual Fund Solution (with Municipals) – Moderate	1.30%	Large Cap Core	Large Cap Growth	Large Cap Value	Small Cap Core	Int'l Developed Markets	REITs	Long Bonds
		20-30%	10-20%	0%	0-10%	15-25%	0-10%	0%
Composition		Intermediate Bonds	Int'l Bonds	Short Muni	Intermediate Muni	Long Muni	High Yield	Cash
70% equity 30% fixed		0%	0%	0%	22-32%	0%	0%	0-8%
Investment Strategy:   The PMC SIGMATM Mutual Fund Solution - Moderate (with Municipals) portfolio is designed for investors who desire a globally diversified portfolio managed within well-defined levels of risk. The assets in the portfolio are allocated in accordance with the target allocations shown above. The target allocations are designed to achieve the portfolio's long term return objectives, while limiting portfolio volatility. Over time, actual allocations will vary due to market movements, contributions and withdrawals. The portfolio will periodically be rebalanced to maintain (approximately) the target allocations. The long-term objective of the portfolio is 4% growth plus inflation as measured by the Consumer Price Index after deduction of all management fees. The portfolio is managed with the goal of keeping long-term volatility levels, on average, at 70% of the volatility of the S&P 500. The portfolio's return objective does not represent an estimate of future returns. The actual returns and volatility of the portfolio may vary significantly from the objectives. One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer (i.e., the municipality, state or local government) to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions.  Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.

Benchmark: 20% MSCI EAFE, 30% Lehman Muni Bond Composite, 50% Russell 3000

Definitions:

High Yield – An asset class that aims at high (relative) current yield from fixed income securities, has no quality or maturity restrictions, and tends to invest in lower grade debt issues.

Intermediate Bonds – An asset class that invests at least 65% of its assets in U.S. Treasury bills, notes and bonds with dollar-weighted average maturities of five to ten years.

Intermediate Muni – An asset class that limits assets to those securities that are exempt from taxation in a bond issued by a city or other local government or its agencies with an average maturity of five to ten years.

Int'l Bonds – An asset class that invests primarily in non-U.S. dollar and U.S. dollar debt securities of issuers located in at least three countries, excluding the U.S., except in periods of market weakness.

Int'l Developed Markets – An asset class that invests assets in securities with primary trading markets outside of the United States in developed international markets.

Large Cap Core – An asset class that, by portfolio practice, invests most of its U.S. equity assets in companies with large market capitalizations (typically $10+ billion companies).  The Large Cap Core asset class seeks long-term growth of capital by investing in companies that are considered to be a blend between growth and value. The asset class will normally have an average price-to-earnings ratio, price-to-book ratio, and three-year earnings growth figure, as compared to the U.S. diversified large-cap asset class universe average.

Large Cap Growth – An asset class that, by portfolio practice, invests most of its U.S. equity assets in companies with large market capitalizations (typically $10+ billion companies).  A Large Cap Growth asset class normally invests in companies with long-term earnings expected to grow significantly faster than the earnings of the stocks represented in a major unmanaged stock index. The asset class will normally have an above-average price-to-earnings ratio, price-to-book ratio, and three-year earnings growth figure, as compared to the U.S. diversified large-cap asset class universe average.

Large Cap Value – An asset class that, by portfolio practice, invests most of its U.S. equity assets in companies with large market capitalizations (typically $10+ billion companies).  The Large Cap Value asset class seeks long-term growth of capital by investing in companies that are considered to be undervalued relative to a major unmanaged stock index based on price-to-current earnings, book value, asset value, or other factors. The asset class will normally have a below-average price-to-earnings ratio, price-to-book ratio, and three-year earnings growth figure, as compared to the U.S. diversified large-cap asset class universe average.

Long Bonds – An asset class that invests at least 65% of assets in U.S. Treasury bills, notes and bonds with dollar-weighted average maturities of ten to thirty years.

Long Muni – An asset class that limits assets to those securities that are exempt from taxation in a bond issued by a city or other local government or its agencies with an average maturity of ten to thirty years.

REITs – A security that sells like a stock on the major exchanges and invests in real estate directly, either through properties or mortgages.

Short Muni – An asset class that limits assets to those securities that are exempt from taxation in a bond issued by a city or other local government or its agencies with an average maturity of less than five years.

Small Cap Core – An asset class that, by portfolio practice, invests most of its U.S. equity assets in companies with small market capitalizations (typically under $2 billion companies).  The Small-Cap core asset class seeks long-term growth of capital by investing in companies that are considered to be a blend between growth and value. The asset class will normally have an average price-to-earnings ratio, price-to-book ratio, and three-year earnings growth figure, as compared to the U.S. diversified small-cap asset class universe average.

Benchmark Indices:

Lehman Aggregate Bond – This market value-weighted index measures fixed-rate, publicly placed, dollar-denominated, and non-convertible investment grade debt issues.

Lehman Govt/Credit – This index measures the performance of United States dollar-denominated United States Treasuries, government-related securities and investment-grade United States corporate securities that have a remaining maturity of greater than or equal to one year.

Lehman Muni Bond Composite – This index is representative of the tax-exempt bond market and is made up of investment grade municipal bonds issued after December 31, 1990, having a remaining maturity of at least one year.

MSCI EAFE – The Morgan Stanley Capital International Europe, Australasia and Far East Index is a market-weighted index composed of companies representative of the market structure of 20 developed market countries in Europe, Australasia and the Far East.

Russell 1000 Growth – This index measures the performance of the large-cap value segment of the U.S. equity universe, and includes Russell 1000 companies with higher price-to-book ratios and higher expected values.

Russell 1000 Value – This index measures the performance of the large-cap value segment of the U.S. equity universe, and includes those Russell 1000 companies with lower price-to-book ratios and lower expected growth values.

Russell 2000 – This index measures the performance of small-cap segment of the U.S. equity universe.

Russell 3000 – This index measures the performance of the largest 3000 U.S. companies representing 98% of the investable U.S. equity market.

These allocations are projections only and may be changed from time to time.  Actual allocations are not limited to the ranges shown and ranges may vary from those shown above.  The Envestnet Investment Committee monitors each Eligible Portfolio's and Former Eligible Portfolio's holdings and cash flow and will periodically adjust the Eligible Portfolio's and Former Eligible Portfolio's asset allocation to realign it with its profile and individual strategies.  This means that allocation changes will be made as needed in the view of the Envestnet Investment Committee.

The Eligible Portfolios and Former Eligible Portfolios managed by Envestnet are subject to the same risks faced by similar advisory accounts available in the market, including, without limitation, market risk (the risk of an overall down market), interest rate risk (the risk that rising or declining interest rates will hurt your investment returns), idiosyncratic risk (the risk that an individual asset will hurt your returns), and concentration risk (the risk that due to concentrations in a certain segment of the market which performs poorly, your returns are lower than the overall market). The Eligible Portfolios may not achieve their respective investment objectives regardless of whether or not you purchase the Contract.

Some Eligible Portfolios may not be available through your Financial Advisor.  For more information about any of the Eligible Portfolios, please read the prospectuses, Form ADV or other disclosure provided by your Financial Advisor.

You and your Financial Advisor manage Your Account.  Envestnet does not receive any compensation from Nationwide associated with the sale of the Contracts or for administrative services associated with the Contract.  The Financial Advisor and his or her firm do not receive any compensation from the sale of the Contract.  Rather, they receive an advisory fee for advice provided in connection with  the PMC Select Portfolios or the PMC SIGMATM Mutual Fund Solution portfolios, regardless of whether you purchase the Contract.

Can a Contract be purchased by an Individual Retirement Account?

You may purchase a Contract for your IRA, Roth IRA, SEP IRA or Simple IRA.  You must designate yourself as the annuitant of the IRA if your custodian will be listed as the owner.  The Contract is held within the IRA for your benefit.  If you elect the Spousal Continuation Option (discussed herein), you and your spouse must be co- annuitants, and your spouse must be listed as the sole beneficiary of Your Account.

Guaranteed Lifetime Payments will be paid to the IRA unless your trustee directs otherwise.  Any corresponding payments made to you from the IRA are considered IRA distributions and will be taxed as such.  Distributions that you receive from your IRA with respect to the Contract will generally be treated as ordinary taxable income. You should refer to your IRA disclosure documents and/or Internal Revenue Service Publication 590 for the rules applicable to IRAs and their distributions.

Can the Contract Owner cancel the Contract?

After you purchase and receive the Contract, you have up to 30 days to cancel your Contract.  We call this the "Examination Period."  In order to cancel your Contract, you must provide us with written notice of your cancellation within 30 days after receiving the Contract (or such longer period that your state may require).  We will then terminate your Contract and refund to Your Account the full amount of any Fee we have already assessed.

After the Examination Period has expired, you can cancel your Contract by either:

•	advising us and Envestnet that you want to terminate the Contract; or

•	liquidating all of the investments in Your Account.

If you cancel your Contract, before or after the Examination Period, a 30-day waiting period may be imposed before you can purchase another contract for Your Account.

There are other actions or inactions that can cause the Contract to terminate as well (see , "Suspension and Termination Provisions").

Does the Contract contain any type of spousal benefit?

Yes.  At the time of application, you may elect to add the Spousal Continuation Option to your Contract.  The Spousal Continuation Option allows a surviving spouse to continue to take withdrawals during the Account Phase and receive payments during the Annuity Phase, for the duration of his or her lifetime, provided that the conditions outlined in this prospectus are satisfied.  In order to elect the Spousal Continuation Option for Non-Qualified Contracts, you and your spouse must be the owner of Your Account and you and your spouse must be co-annuitants of the Contract.  If Your Account is held by an IRA, the sole beneficiary to the IRA must be your spouse.

There is no additional Contract Fee associated with the Spousal Continuation Option, but a Contract with the Spousal Continuation Option will receive a lower Guaranteed Lifetime Withdrawal Percentage, which in turn, will result in lower Guaranteed Lifetime Withdrawals and, if payable, lower Guaranteed Lifetime Payments.  For more information about the Guaranteed Lifetime Withdrawal Percentage, see , "What is the Guaranteed Lifetime Withdrawal Amount and how is it calculated?"

RISK FACTORS

Your Account may perform well enough that you may not receive any Guaranteed Lifetime Payments from Nationwide under the Contract.

The assets in Your Account must be invested in accordance with one of the designated Eligible Portfolios.  The Eligible Portfolios, together with the limits on the amount you may withdraw annually without reducing your Guaranteed Lifetime Withdrawal Base, are intended to minimize the risk to us that we will be required to make Guaranteed Lifetime Payments to you.  Accordingly, the risk against which the Contract protects, ( i.e., that Your Account Value will be reduced below the Minimum Account Value by withdrawals and/or poor investment performance, or that you live beyond the age when Your Account Value is reduced below the Minimum Account Value ) , is likely to be small.  In this case, you will have paid us fees for the life of your Contract and received no payments in return.

Your investment choices are limited by the Contract.

The Guarantee associated with the Contract is contingent on your investments being allocated to one of the Eligible Portfolios or a Former Eligible Portfolio.  The Eligible Portfolios may be managed in a more conservative fashion than other investments available to you.  If you do not purchase the Contract, it is possible that you may invest in other types of investments that experience higher growth or lower losses, depending on the market, than the Eligible Portfolios experience.

You may die before receiving payments from us.

Despite general societal increases in longevity, you may still die prematurely, and thus never receive any payments under the Contract.  This Contract is designed to provide protection in many cases to clients who live beyond life expectancy.  However, you do not have to live beyond life expectancy to receive payments under the Contract, and conversely, living beyond your life expectancy does not guarantee payments under the Contract.

Early Withdrawals or Excess Withdrawals will reduce or eliminate the Guarantee provided by your Contract.

Withdrawals can cause you to lose the right to any Guaranteed Lifetime Withdrawals under the Contract.  If you take withdrawals before age 65 (or in the case of co-annuitants, before the younger annuitant's age 65) (an "Early Withdrawal") or if you withdraw more than the Guaranteed Lifetime Withdrawal Amount in a given year after you (or in the case of co-annuitants, the younger annuitant) turn age 65 (an "Excess Withdrawal"), you will reduce the Guaranteed Lifetime Withdrawal Base and consequently, the amount of any Guaranteed Lifetime Withdrawals.  Multiple Early Withdrawals and/or multiple Excess Withdrawals can reduce your Guaranteed Lifetime Withdrawal Base and Your Account Value to zero.  If this occurs, any Guaranteed  Lifetime Withdrawals could be substantially reduced or eliminated.

Note: The Contract does not require us to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any withdrawals or other types of transactions involving Your Account.

The Fee will reduce the growth of Your Account.

The deduction of the Contract Fee each quarter will negatively affect the growth of Your Account.  Depending on how long you live and how your investments perform, you may be financially better off without purchasing the Contract.

Actions of your creditors may reduce or eliminate the Guarantee provided by your Contract.

You own Your Account and the assets held in it.  We have no ownership or control over Your Account or the assets held in it.  The assets in Your Account are not subject to our creditors.  However, assets in Your Account may be subject to being directly attached by your creditors.  Moreover, because you may, at any time, liquidate Your Account, you are also entitled to pledge the assets in Your Account as collateral for a loan.  There is a risk that if you pledge the assets in Your Account as collateral for a loan and the value of the assets in Your Account decreases in value, your creditors may liquidate assets in Your Account to pay the loan.  This liquidation will be treated as a withdrawal from Your Account.  If it is an Early Withdrawal or an Excess Withdrawal, it could cause you to lose the right to receive Guaranteed Lifetime Payments under the Contract.  Using the assets in Your Account as collateral for a loan, therefore, may cause you to lose the Guarantee available under the Contract.

Envestnet may no longer manage the Eligible Portfolios.

We will only pay the Guarantee under this Contract if Envestnet manages the Eligible Portfolios or Former Eligible Portfolios.  If for any reason Envestnet no longer manages the Eligible Portfolios or Former Eligible Portfolios, we reserve the right to suspend the Contract.  If you choose to continue your Contract and the Guarantee, you must transfer Your Account Value to a third party account approved by us or to an annuity contract that we, or one of our affiliates, offer.  If you choose not to transfer Your Account Value, this Contract and the Guarantee under it will terminate.

Nationwide determines that an Eligible Portfolio is no longer eligible as an investment option under the Contract.

As the provider of the Guarantee, we maintain sole discretion as to which investment options will be offered under the Contracts as Eligible Portfolios.  We only make available those Eligible Portfolios that we determine carry an acceptable amount of risk for Nationwide to manage the Guarantee.  If, after making an Eligible Portfolio available, we subsequently determine that such Eligible Portfolio carries too much risk for Nationwide to manage the Guarantee, we will re-characterize the Eligible Portfolio as a Former Eligible Portfolio.  We will notify affected Contract owners of this change and explain their contractual options . See, "Terms and Conditions of the Contract" for more information about terms and conditions changes.

Nationwide's claims paying ability.

The Contract is not a separate account product.  This means that the assets supporting the Contract are not held in a separate account of Nationwide for the exclusive benefit of contract owners and are not insulated from the claims of our creditors.  Your Guaranteed Lifetime Payments will be paid from our general account and, therefore, are subject to our claims paying ability.

Tax Consequences.

The Contract is novel and innovative.  To date, the tax consequences of the Contract have not been addressed in any formal published legal authorities.  We intend to treat your Contract as an annuity contract in reporting taxable income attributable to the Contract to you and to the Internal Revenue Service.  Assuming the Contract is correctly treated as an annuity contract for tax purposes, Guaranteed Lifetime Payments you receive after Your Account Value has been reduced below the Minimum Account Value will be ordinary income to you that is taxable to the extent provided under the tax rules for annuities.  We believe that, in general, the tax treatment of transactions involving investments in Your Account more likely than not will be the same as it would be in the absence of the Contract.  We can provide no assurances, however, that a court would agree with the foregoing interpretations of the law if the Internal Revenue Service were to challenge the foregoing treatment.  You should consult a tax advisor before purchasing a Contract.  See, "Federal Income Tax Considerations" for a discussion of the tax issues related to ownership of the Contract.

YOUR RELATIONSHIP WITH ENVESTNET AND NATIONWIDE

The Contract.

The Contract is an individual supplemental immediate fixed income annuity contract.  That means that the C ontract you are purchasing entitles you to an immediate fixed income annuity contract if, and only if, one of the triggering events discussed earlier in this prospectus occurs.  The Contract is designed for clients in advisory accounts managed by Envestnet who intend to use the assets in their account as the basis for periodic withdrawals to provide income for retirement or for other purposes.

Nationwide is not your investment advisor. You and your Financial Advisor determine whether to select an Eligible Portfolio.  If you decide to invest in an Eligible Portfolio, as a requirement to open Your Account, you will sign a Client Agreement allowing your Financial Advisor and Envestnet to act in a co-advisory role with regard to the assets in Your Account.  Envestnet and your Financial Advisor act as your investment co-advisors for Your Account, even if you do not purchase a Nationwide Contract or decide to terminate your Nationwide Contract.

You may apply to purchase a Contract through a Nationwide affiliated broker-dealer by completing an application.  When your application is approved, we provide the Contract's Guarantee to you on the assumption and condition that Your Account remains invested in one of the Eligible Portfolios.  We require Envestnet to provide data to us to monitor the Eligible Portfolios and to alert us of any changes to the allocations within the Eligible Portfolios.

Your Financial Advisor must be affiliated with a registered investment advisor firm to offer an Envestnet account, and Envestnet will have an advisory agreement with that registered investment advisor firm.  Your Financial Advisor must work with a registered representative of a broker-dealer to offer these Contracts with an Envestnet account.  The Contract is recommended by you or by your Financial Advisor.  Envestnet is not a broker-dealer for purposes of this Contract and does not provide any advice or make any solicitations, offers, or recommendations with respect to the Contract.   Nationwide's principal underwriter, NISC, must have an agreement with that broker-dealer to offer the Contracts. The registered representative works with your Financial Advisor to purchase a Contract.  The registered representative and your registered investment advisor may be the same person.

While the Contract is in the Account Phase, Envestnet is responsible for administering Your Account, including processing additional payments and withdrawals, deducting and remitting to us the Contract Fee, assessing any other fees associated with Your Account, and providing you with statements, confirmations and other correspondence.  In addition to administering Your Account, Envestnet also manages the Eligible Portfolios and makes them available for your investment.  During the Account Phase, Nationwide is responsible for maintaining your Guaranteed Lifetime Withdrawal information, including your Guaranteed Lifetime Withdrawal Amount and Guaranteed Lifetime Withdrawal Base.

If and when one of the triggering events occurs, the Annuity Phase begins.  You will close Your Account and transfer any remaining assets to us.  We will then issue you an immediate fixed income annuity contract that will result in Guaranteed Lifetime Payments you will receive from us for the remainder of your (and your spouse's, if the Spousal Continuation Option is elected) lifetime.  Once the Annuity Phase begins, your relationship with Envestnet, with respect to Your Account, terminates.  All administrative responsibilities undertaken by Envestnet during the Account Phase will be performed by Nationwide, the issuer of the Contract and the entity obligated to pay you Guaranteed Lifetime Payments for the rest of your (or your spouse's, if the Spousal Continuation Option is elected) lifetime.

Management of Your Account.

While Envestnet manages the Eligible Portfolio, you, as the owner of Your Account, and your Financial Advisor are responsible for managing the assets in Your Account.  The Contract requires that Your Account remain invested in one of the Eligible Portfolios in order to maintain the Guarantee associated with the Contract.  Neither Nationwide nor Envestnet is responsible for ensuring that the assets in Your Account remain invested according to the terms of the Contract.

THE ACCOUNT PHASE

What is the Guaranteed Lifetime Withdrawal Base and how is it calculated?

The Guaranteed Lifetime Withdrawal Base is the amount we use to calculate the Guaranteed Lifetime Withdrawals.  On the date we issue the Contract, your initial Guaranteed Lifetime Withdrawal Base equals Your Account Value.  The anniversary of the date we issue your Contract is known as the "Contract Anniversary" and each one-year period between subsequent Contract Anniversaries is referred to as a "Contract Year."

Can the Guaranteed Lifetime Withdrawal Base change?

Yes.  There are several ways that your Guaranteed Lifetime Withdrawal Base can increase or decrease.

1.
The Annual Benefit Base Review. The Contract contains an anniversary step-up feature (the "Annual Benefit Base Review") where if, on any Contract Anniversary, Your Account Value exceeds the Guaranteed Lifetime Withdrawal Base, we will automatically increase your Guaranteed Lifetime Withdrawal Base to equal that Account Value.  The automatic Annual Benefit Base Review will continue until any terms and conditions associated with the Contract change.   S ee , "Terms and Conditions of the Contract" for an explanation of the impact upon the Guaranteed Lifetime Withdrawal Base if there is a terms and conditions change.

Note: Since the Contract Fee is calculated based on the Guaranteed Lifetime Withdrawal Base, increases to the Guaranteed Lifetime Withdrawal Base will result in higher Contract Fees.  Under the automatic Annual Benefit Base Review feature, you agree to pay the larger Fee.

You can cancel the automatic Annual Benefit Base Review by notifying us.  We reserve the right to change or terminate the automatic Annual Benefit Base Review at any time upon written notice to you.

2.
Additional Deposits to Your Account.  The Contract permits you to make Additional Deposits to Your Account during the Account Phase.  Additional Deposits will result in an immediate increase to your Guaranteed Lifetime Withdrawal Base equal to the dollar amount of the Additional Deposit.

Note: If you make an Additional Deposit that results in Your Account Value exceeding $2,000,000 (or when Your Account Value already exceeds $2,000,000), we reserve the right to refuse to allow Additional Deposits to increase the Guaranteed Lifetime Withdrawal Base.   Our decision to allow your Additional Deposit to apply to your Guaranteed Lifetime Withdrawal Base will be based on one or more factors, including, but not limited to: age, spouse age, (if applicable) annuitant age, state of issue, total Account Value, optional benefits elected, current market conditions, and current hedging costs.  All such decisions will be based on internally established actuarial guidelines and will be applied in a nondiscriminatory manner.  If we exercise this right to refuse, the Contract will be suspended until the Additional Deposits that caused Your Account Value to exceed $2,000,000 is removed.  In the event that we do not accept an Additional Deposit under these guidelines, we will immediately request that the Additional Deposit be returned in its entirety in the same manner as it was received.  If we accept the Additional Deposit, it will be applied to Your Account immediately.

We will apply these limits to the aggregate Account Values of non-IRA Contracts with the same annuitant and reserve the right to limit the aggregate Account Value of non-IRA Contracts with the same annuitant to $2,000,000. Note, however, that if Your Account Value increases above $2,000,000 due to market performance, your Guarantee will continue and increases to your Guaranteed Lifetime Withdrawal Base will not be suspended.   S ee , "Suspension and Termination Provisions" for more information.

3.
Early Withdrawals from Your Account.  An Early Withdrawal is any withdrawal you take from Your Account prior to your Withdrawal Start Date (discussed later in this provision).  Early Withdrawals will result in a decrease to your Guaranteed Lifetime Withdrawal Base.  The amount of that decrease will be the greater of (a) or (b), where:

(a) =	the dollar amount of the Early Withdrawal; and
(b) =	a "proportional amount" derived from the following calculation: (A ÷ B) × C, where:

A =	the dollar amount of the Early Withdrawal;
B =	Your Account Value on the date of the Early Withdrawal; and
C =	your Guaranteed Lifetime Withdrawal Base on the date of the Early Withdrawal.

Note:  When an Early Withdrawal occurs at a time when the market is doing well enough that Your Account Value exceeds the Guaranteed Lifetime Withdrawal Base, an Early Withdrawal will result in a dollar for dollar reduction in the Guaranteed Lifetime Withdrawal Base.  When an Early Withdrawal occurs at a time when the market has declined so that Your Account Value is less than the Guaranteed Lifetime Withdrawal Base, an Early Withdrawal will result in a proportional reduction to the Guaranteed Lifetime Withdrawal Base.  Furthermore, the more the market has declined (i.e., the greater the difference between Your Account Value and the Guaranteed Lifetime Withdrawal Base), the greater impact that the proportional reduction will have on the remaining Guaranteed Lifetime Withdrawal Base, which will result in a larger decrease to the overall Guaranteed Lifetime Withdrawals.

Example Early Withdrawal Calculations
In this example, the Account Value is greater than the Guaranteed Lifetime Withdrawal Base.		In this example, the Account Value is less than the Guaranteed Lifetime Withdrawal Base:
At the time of the Early Withdrawal:		At the time of the Early Withdrawal:
Account Value =	$500,000	Account Value =	$400,000
Guaranteed Lifetime Withdrawal Base =	$450,000	Guaranteed Lifetime Withdrawal Base =	$450,000
Withdrawal Amount =	$15,000	Withdrawal Amount =	$15,000
Guaranteed Lifetime Withdrawal Base reduction calculations:		Guaranteed Lifetime Withdrawal Base reduction calculations:
Dollar amount =	$15,000	Dollar amount =	$15,000
Proportional amount ($15,000 ÷ $500,000) x $450,000 =	$13,500	Proportional amount ($15,000 ÷ $400,000) x $450,000 =	$16,875
After the Early Withdrawal:		After the Early Withdrawal:
Account Value ($500,000 - $15,000) =	$485,000	Account Value ($400,000 - $15,000) =	$385,000
Guaranteed Lifetime Withdrawal Base ($450,000 - $15,000) =	$435,000	Guaranteed Lifetime Withdrawal Base ($450,000 - $16,875) =	$433,125

4.
Excess Withdrawals from Your Account.  Excess Withdrawals are any withdrawals taken after your Withdrawal Start Date that, during any calendar year, exceed the Guaranteed Lifetime Withdrawal Amount (discussed later in this provision).  Excess Withdrawals will result in a decrease to your Guaranteed Lifetime Withdrawal Base.  The amount of that decrease will be the greater of (a) or (b), where:

(a) =	the dollar amount of the Excess Withdrawal (the amount withdrawn during any calendar year in excess of the Guaranteed Lifetime Withdrawal Amount); and
(b) =	a "proportional amount" derived from the following calculation: (A ÷ B) × C, where:

A =	the dollar amount of the Excess Withdrawal;
B =	Your Account Value (which will be reduced by any Guaranteed Lifetime Withdrawal Amount taken) on the date of the Excess Withdrawal; and
C =	your Guaranteed Lifetime Withdrawal Base on the date of the Excess Withdrawal.

Note: When an Excess Withdrawal occurs at a time when the market is doing well enough that Your Account Value exceeds the Guaranteed Lifetime Withdrawal Base, an Excess Withdrawal will result in a dollar for dollar reduction in the Guaranteed Lifetime Withdrawal Base.  When an Excess Withdrawal occurs at a time when the market has declined so that Your Account Value is less than the Guaranteed Lifetime Withdrawal Base, an Excess Withdrawal will result in a proportional reduction to the Guaranteed Lifetime Withdrawal Base.  Furthermore, the more the market has declined (i.e., the greater the difference between Your Account Value and the Guaranteed Lifetime Withdrawal Base), the greater impact that the proportional reduction will have on the remaining Guaranteed Lifetime Withdrawal Base, which will result in a larger decrease to the overall Guaranteed Lifetime Withdrawals.

Example Excess Withdrawal Calculations
In this example, the Account Value is greater than the Guaranteed Lifetime Withdrawal Base:		In this example, the Account Value is less than the Guaranteed Lifetime Withdrawal Base:
At the time of the Excess Withdrawal:		At the time of the Excess Withdrawal:
Account Value =	$500,000	Account Value =	$400,000
Guaranteed Lifetime Withdrawal Base =	$450,000	Guaranteed Lifetime Withdrawal Base =	$450,000
Guaranteed Lifetime Withdrawal Amount =	$22,500	Guaranteed Lifetime Withdrawal Amount =	$22,500
Withdrawal Amount =	$30,000	Withdrawal Amount =	$30,000
Excess Withdrawal Amount ($30,000 - $22,500) =	$7,500	Excess Withdrawal Amount ($30,000 - $22,500) =	$7,500
Guaranteed Lifetime Withdrawal Base reduction calculations:		Guaranteed Lifetime Withdrawal Base reduction calculations:
Dollar amount =	$7,500	Dollar amount =	$7,500
Proportional amount ($7,500 ÷ $477,500) x $450,000 =	$7,068	Proportional amount ($7,500 ÷ $377,500) x $450,000 =	$8,940
After the Excess Withdrawal:		After the Excess Withdrawal:
Account Value ($500,000 - $30,000) =	$470,000	Account Value ($400,000 - $30,000) =	$370,000
Guaranteed Lifetime Withdrawal Base ($450,000 - $7,500) =	$442,500	Guaranteed Lifetime Withdrawal Base ($450,000 - $8,940) =	$441,060

If your Contract is issued as an asset in an IRA, and the only withdrawals you take from the assets in Your Account are those taken to meet required minimum distributions for that account under the Internal Revenue Code, those withdrawals will not be considered Excess Withdrawals, even if the withdrawal exceeds the Guaranteed  Lifetime Withdrawal Amount.

In the case of an Early Withdrawal or an Excess Withdrawal that causes any reduction to your Guaranteed Lifetime Withdrawal Base, we will provide you with the opportunity to restore your Guaranteed Lifetime Withdrawal Base to the amount that was in effect prior to the Early Withdrawal or Excess Withdrawal.  To do so, within 30 days of the withdrawal, you must make Additional Deposits to Your Account equal to or greater than the Early Withdrawal or Excess Withdrawal amount, and submit a request to us in writing to restore your Guaranteed Lifetime Withdrawal Base as of the date of the Early Withdrawal or Excess Withdrawal.  Note: The Guaranteed Lifetime Withdrawal Base will never decrease due to market performance, even if Your Account Value goes down.

Do Early Withdrawals and Excess Withdrawals affect the Guaranteed Lifetime Withdrawal Amount and the Guaranteed Lifetime Withdrawal Base differently?

Yes. Early Withdrawals are considered "early" because they are taken before your Withdrawal Start Date, when your Guaranteed Lifetime Withdrawal Amount has not yet been established.  If you take Early Withdrawals, your Guaranteed Lifetime Withdrawal Base will be reduced by the greater of the dollar amount of the Early Withdrawal or the proportional amount calculation.  The proportional amount calculation for Early Withdrawals (as described above) uses Your Account Value at the time of the Early Withdrawal.

Excess Withdrawals are in "excess" of your Guaranteed Lifetime Withdrawal Amount, an amount established after your Withdrawal Start Date.  If you take withdrawals in excess of your Guaranteed Lifetime Withdrawal Amount, your Guaranteed Lifetime Withdrawal Base will be reduced by the greater of the dollar amount of the Excess Withdrawal or the proportional amount calculation.  The proportional amount calculation for Excess Withdrawals (as described above) will apply to Your Account Value on the date of the Excess Withdrawal (minus any Guaranteed Lifetime Withdrawal Amount taken on that day). Thus, Your Account Value is reduced by the Guaranteed Lifetime Withdrawal Amount and any Excess Withdrawal Amount.

What is the Withdrawal Start Date and what does it mean?

Your Withdrawal Start Date is the date that you can begin to take annual withdrawals each calendar year of up to the Guaranteed Lifetime Withdrawal Amount (discussed later in this provision) without reducing your Guaranteed Lifetime Withdrawal Base.  This date is the date you reach age 65.  In the case of co-annuitants, the Withdrawal Start Date is the date the younger co-annuitant reaches the age of 65.

Once a Contract is issued, we will not change the Withdrawal Start Date other than for error correction.  We reserve the right to increase the Withdrawal Start Date for new Contracts.

If you, or in the case of co-annuitants, the younger co-annuitant, are 65 or older when you purchase the Contract, you have already reached your Contract's Withdrawal Start Date.  This means that you may begin taking withdrawals of the Guaranteed Lifetime Withdrawal Amount immediately (or at anytime thereafter) and the Early Withdrawal provisions of this prospectus are inapplicable to your Contract.  Note, however, that if you, or in the case of co-annuitants, the younger co-annuitant, are 65 or older and take your first withdrawal in the middle of a calendar year, you are limited to taking a pro-rated amount based on the number of days left remaining in the calendar year.

What is the Guaranteed Lifetime Withdrawal Amount and how is it calculated?

The Guaranteed Lifetime Withdrawal Amount is the amount you may withdraw each calendar year after your Withdrawal Start Date without reducing your Guaranteed Lifetime Withdrawal Base.  The Guaranteed Lifetime Withdrawal Amount is calculated by multiplying your Guaranteed Lifetime Withdrawal Base by your Guaranteed Lifetime Withdrawal Percentage.  Your Guaranteed Withdrawal Percentage is 5% if no Spousal Continuation Option is elected, and 4.5% if the Spousal Continuation is elected. In other words:

Guaranteed Lifetime Withdrawal Amount	=	Guaranteed Lifetime Withdrawal Base	X	Guaranteed Lifetime Withdrawal Percentage
(the amount you can withdraw each calendar year after your Withdrawal Start Date without reducing your Guaranteed Lifetime Withdrawal Base)		(your highest Account Value on any Contract Anniversary, adjusted for Additional Deposits, Early Withdrawals, and Excess Withdrawals)		5% (4.5% if the Spousal Continuation Option is elected)

Note: Although withdrawals taken that do not exceed the Guaranteed Lifetime Withdrawal Amount do not reduce the Guaranteed Lifetime Withdrawal Base, they do reduce Your Account Value.

Note: Your Guaranteed Lifetime Withdrawal Amount should be considered when you determine your periodic withdrawal strategy for retirement income or other purposes.  Amounts withdrawn in excess of the Guaranteed Lifetime Withdrawal Amount will negatively impact your Guaranteed Lifetime Withdrawal Base and any Guaranteed Lifetime Payments that may be payable to you under this Contract.

The Guaranteed Lifetime Withdrawal Amount is not cumulative.  In other words, taking less than the Guaranteed Lifetime Withdrawal Amount in one calendar year does not entitle you to withdraw more than the Guaranteed Lifetime Withdrawal Amount in a subsequent calendar year.

What if the Account Value and the Guaranteed Lifetime Withdrawal Base decline to zero during the Account Phase?

If both Your Account Value and the Guaranteed Lifetime Withdrawal Base decline to zero, the Contract will automatically terminate without value.

What if the Account Value falls to the Minimum Account Value before the Withdrawal Start Date but your Guaranteed Lifetime Withdrawal Base is above zero?

If Your Account Value falls below the Minimum Account Value before your Withdrawal Start Date, your Contract will be suspended.   S ee , "Suspension and Termination Provisions" for more information.

TRIGGERING THE ANNUITY PHASE
What events will trigger the Annuity Phase?

Your Account will continue in the Account Phase until any of the following events, referred to as "triggering events," occurs:

•	Your Account Value, after reaching the Withdrawal Start Date, falls below the greater of $15,000 or the Guaranteed Lifetime Withdrawal Amount (the "Minimum Account Value");

•	Your Account Value is invested in the Minimum Account Value Eligible Portfolio, as discussed in "Suspension and Termination Provisions", and you reach your Withdrawal Start Date; or

•	You, after reaching the Withdrawal Start Date, affirmatively elect to begin the Annuity Phase by submitting the appropriate administrative forms.

Note: It is possible that you may never begin the Annuity Phase.  If you (and your spouse, if the Spousal Continuation Option is elected) die before any of the triggering events occurs, no benefit is payable under this Contract.

How is the Contract transitioned into the Annuity Phase?

If and when a triggering event occurs, we will send you a notice in writing informing you that you have met all of the conditions in order for your Contract to transition from the Account Phase to the Annuity Phase.  The notice will contain an election form.

If you decide to transition your Contract into the Annuity Phase, you must return the executed election form to us and instruct Envestnet to liquidate Your Account and transfer any remaining balance to us.  Any unpaid Contract Fee will be charged against Your Account on a pro-rated basis, but will not affect your Guaranteed Lifetime Withdrawal Base.  We will accept those assets as a premium payment for your immediate fixed income annuity contract ("Annuity").  Shortly thereafter, we will issue your Annuity, and we will begin making Guaranteed Lifetime Payments to you.  The date the Annuity is issued is referred to as the "Annuity Commencement Date."  The Guaranteed Lifetime Payments will continue for as long as you (or your spouse, if the Spousal Continuation Option is elected) live.

If you decide not to transition your Contract into the Annuity Phase by indicating your choice on the Annuity Phase election form and returning the form to us, your Contract will terminate and we will make no payments to you.

If we do not receive an Annuity Phase election form within 90 days of sending it from our Home Office, we will assume you do not intend to transition your Contract into the Annuity Phase and you wish to terminate your Contract.  The Contract Fees that you have paid us, including the fees that you paid during this 90 day period, will not be refunded.  You will not receive any benefits of the Guarantee and will not receive any Guaranteed Lifetime Payments from us.

THE ANNUITY PHASE
How much will each Guaranteed Lifetime Payment be?

Each Guaranteed Lifetime Payment will be the same amount as your most recent Guaranteed Lifetime Withdrawal Amount.   However, your first Guaranteed Lifetime Payment will be prorated based on the amount previously withdrawn during the calendar year prior to beginning the Annuity Phase.

Will the Guaranteed Lifetime Payments ever increase or decrease?

No.  The Guaranteed Lifetime Payments will always be the same amount and are not impacted by market performance.

How often are the Guaranteed Lifetime Payments paid?

The Guaranteed Lifetime Payments will be paid to you at the frequency you request on your election form.

Note: Although you elect the frequency of payment, we reserve the right to decrease the frequency so that each scheduled payment is at least $100.

How long will the Guaranteed Lifetime Payments be paid?

Once the Guaranteed Lifetime Payments begin, they will continue until the death of the annuitant (or the co-annuitant if the Spousal Continuation Option was elected).

TERMS AND CONDITIONS OF THE CONTRACT

What does it mean to have a change in "terms and conditions" of the Contract?

Nationwide can change certain terms and conditions of the Contract after you have purchased the Contract.  These terms and conditions include: determination of a permissible Eligible Portfolio, changes to the Contract Fee Percentage associated with an Eligible Portfolio, and changes to the Guaranteed Lifetime Withdrawal Percentages.

How will a change to the terms and conditions of the Contract affect an existing Contract?

If Nationwide changes one or more terms and conditions of the Contract after it is issued, the change will not apply to your Contract unless you agree to such change.  Your acceptance or rejection of any such change will impact the Annual Benefit Base Review which, as of the effective date of the change of terms and conditions, will no longer be automatic.  Rather, in order to take advantage of any Annual Benefit Base Review, you will have to consent to have the change in terms and conditions applied to your Contract.  In other words, in order to receive the benefit associated with the Annual Benefit Base Review, you must also accept the new terms and conditions associated with the Contract.

At the time of the terms and conditions change, we will provide you with the information necessary to make this determination.  Specifically, we will provide: Your Account Value, the current Guaranteed Lifetime Withdrawal Base, the current terms and conditions associated with the Contract, and instructions on how to communicate your election to Nationwide.

If you accept the new terms and conditions associated with the Contract, we will continue with our Annual Benefit Base Review at the time of your next Contract Anniversary.

If you refuse to accept the terms and conditions or we do not receive your election to accept the terms and conditions change within 60 days after the day we send notification to you, (in which case we will assume you do not intend to invoke the Annual Benefit Base Review), the new terms and conditions of the Contract will not apply to your Contract.  Your Guaranteed Lifetime Withdrawal Base will stay at the same value as of the most recent Contract Anniversary and will no longer increase.  If you submit Additional Deposits to Your Account, you will receive a dollar for dollar increase to your Guaranteed Lifetime Withdrawal Base.  Once you decline a terms and conditions change, you will no longer be permitted to accept any other terms and conditions change or reinstate your Annual Benefit Base Review.

SPOUSAL CONTINUATION OPTION

What is the Spousal Continuation Option?

The Spousal Continuation Option allows, upon your death, your surviving spouse to continue the Contract and receive all the rights and benefits associated with the Contract, including the Guaranteed Lifetime Withdrawal Amount and, possibly, Guaranteed Lifetime Payments.

Election of the Spousal Continuation Option.

The following conditions apply to Contracts electing the Spousal Continuation Option:

(1)	The Spousal Continuation Option must be elected at the time of application, and both spouses cannot be older than 85 years old at that time.

(2)
Both spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as owners of Your Account and  co-annuitants of Your Contract.  For Contracts issued to IRAs and Roth IRAs, you and your spouse must be co-annuitants, and the person for whom the IRA or Roth IRA was established must name their spouse as the sole beneficiary of Your Account.

(3)
If your marriage terminates due to divorce, dissolution, or annulment, or a co-annuitant dies either prior to the Withdrawal Start Date or after the Withdrawal Start Date but no withdrawals have been taken, we will remove the Spousal Continuation Option from your Contract upon notification from the remaining owner of the contract and evidence of the marriage termination that is satisfactory to Nationwide.  After removal of the Spousal Continuation Option, the Guaranteed Lifetime Withdrawal Percentage will be 5%.  Once the Spousal Continuation Option is removed from the Contract, the option may not be re-elected or added to cover a subsequent spouse.

(4)
If your marriage terminates due to divorce, dissolution, or annulment, or a co-annuitant dies on or after the Withdrawal Start Date, and you have taken one or more withdrawals, you may not remove the Spousal Continuation Option from the Contract.  The remaining owner of the Contract will continue to receive withdrawals at the Guaranteed Lifetime Withdrawal Percentage of 4.5% for the duration of his or her lifetime, and upon notification from you in a form acceptable to Nationwide, your former spouse will no longer be eligible to receive withdrawals.

(5)	For Contracts with non-natural owners (other than IRAs), one spouse must be the annuitant and the other spouse must be the co-annuitant.

(6)	Upon either co-annuitant's death, the surviving spouse must keep Your Account open and comply with all of the requirements of this Contract.

(7)	The Withdrawal Start Date is the date the younger spouse turns 65.

(8)
If you enter the Annuity Phase of the Contract, both you and your spouse must be named primary beneficiaries of the Contract at that time to ensure the Guaranteed Lifetime Payments will continue for both lives.

Pursuant to Section 3 of the federal Defense of Marriage Act ( " DOMA " ), same-sex marriages currently are not recognized for purposes of federal law.  Therefore, the favorable income-deferral options afforded by federal tax law to an opposite-sex spouse under Internal Revenue Code sections 72(s) and 401(a)(9) are currently NOT available to a same-sex spouse.  Same-sex spouses who own or are considering the purchase of annuity products that provide benefits based upon status as a spouse should consult a tax advisor.

How much does the Spousal Continuation Option cost?

There is no deduction from Your Account for the Spousal Continuation Option.  Instead, the cost of the Spousal Continuation Option is built into the Guaranteed Lifetime Withdrawal Amount calculation.  The Guaranteed Lifetime Withdrawal Amount is calculated by multiplying the Guaranteed Lifetime Withdrawal Base by the Guaranteed Lifetime Withdrawal Percentage.  For Contracts that elect the Spousal Continuation Option, the Guaranteed Lifetime Withdrawal Percentage is 4.5%, as opposed to the 5% Guaranteed Lifetime Withdrawal Percentage that is used for Contracts without a Spousal Continuation Option.  This lower Guaranteed Lifetime Withdrawal Percentage will result in a lower Guaranteed Lifetime Withdrawal Amount and, if the Contract transitions to the Annuity Phase, lower Guaranteed Lifetime Payments.

Is it possible to pay for the Spousal Continuation Option but not receive a benefit from it?

There are situations where you would not receive the benefit of the Spousal Continuation Option.  For example, if your spouse dies before you, the benefits associated with the option will not be realized.  Also, if withdrawals are taken after the Withdrawal Start Date and your marriage terminates due to divorce, dissolution, or annulment, you may not remove the Spousal Continuation Option from the Contract and you must continue to pay the fee for the Spousal Continuation Option.

THE CONTRACT FEE
How much is the Contract Fee?

The guaranteed maximum Contract Fee Percentage is an annual rate of 2.00% of your Guaranteed Lifetime Withdrawal Base, assessed quarterly.  The current Contract Fee Percentage depends on the Eligible Portfolio to which you allocate Your Account Value.  We assess a Contract Fee Percentage for the Eligible Portfolios that ranges from the annual rates of 0.90% to 1.30% of your Guaranteed Lifetime Withdrawal Base, assessed quarterly.  Once your Contract is issued, the Contract Fee Percentage associated with your Contract will not increase, except possibly, if you affirmatively elect the change of any terms and conditions, or if you have to go to the Minimum Account Value Eligible Portfolio and the Contract Fee Percentage is higher.  See , "Terms and Conditions of the Contract" for information about terms and conditions.

The Contract Fee is in addition to any charges that are imposed in connection with advisory, custodial, platform and other services (including any fees charged by your advisor), or charges imposed by the mutual funds comprising Your Account.

When and how is the Contract Fee assessed?

The Contract Fee is only assessed during the Account Phase of the Contract.  It is deducted from Your Account on a quarterly basis in the same manner as the advisory fees for Your Account and will be remitted to us by Envestnet.  The Contract Fee Percentage is assessed at the beginning of the quarter because it corresponds with Envestnet's billing, and the quarterly billing will have no other impact other than a reduction of Your Account Value.  To facilitate this, you must sign the Client Agreement allowing Envestnet to deduct the Fee from Your Account.  The sale or transfer of investments in Your Account to pay the Fee will not reduce your Guaranteed Lifetime Withdrawal Base.  However, they do reduce Your Account Value.

For example:
Contract Fee Percentage:	1.10%
Number of days in calendar quarter:	90
Number of days in the calendar year:	365
Guaranteed Lifetime Withdrawal Base (as of the end of the previous quarter):	$500,000
Contract Fee Calculation: $500,000 x 1.10% x (90 ÷ 365) =	$1,356

If your Contract is issued in the middle of a quarter, we will prorate your Contract Fee for that quarter.  Thereafter, the Fee for the next calendar quarter will be calculated based on the Guaranteed Lifetime Withdrawal Base as of the end of the prior calendar quarter.  If you terminate your Contract in the middle of a quarter, we will prorate that quarter's Fee.

We will allow you the flexibility to pay the Fees in ways other than through a deduction from Your Account consistent with your Client Agreement.

Will the Contract Fee be the same amount from quarter to quarter?

Since the Fee is based on your Guaranteed Lifetime Withdrawal Base, any time the Guaranteed Lifetime Withdrawal Base increases (via Additional Deposits or the Annual Benefit Base Review) , so does the amount of the Fee.  Likewise, any time the Guaranteed Lifetime Withdrawal Base decreases (via Early Withdrawals or Excess Withdrawals), so does the amount of the Fee.  Additionally, if you elect an Annual Benefit Base Review when a higher or lower Contract Fee Percentage is in effect, the dollar amount of your Contract Fee will increase or decrease accordingly.

Thus, the only way the dollar amount of your Contract Fee will remain the same is if your Guaranteed Lifetime Withdrawal Base and the Contract Fee Percentage associated with your Contract stays the same.

Will advisory and other fees impact the Account Value and the Guarantee under the Contract?

They might.  The provisions of your Contract currently allow for a "Withdrawal Exception" whereby withdrawals up to a certain amount can be deducted from Your Account each calendar quarter to pay for advisory and other service fees associated with Your Account without being considered Early Withdrawals/Excess Withdrawals, as applicable.  Currently, the maximum amount of the Withdrawal Exception is an annualized rate of 1.65% of Your Account Value assessed each calendar quarter.  The Withdrawal Exception differs from your Maximum Contract Fee Percentage because the 1.65% Withdrawal Exception is based on Account Value, while your Maximum Contract Fee Percentage is based on your Guaranteed Lifetime Withdrawal Base.

If your actual fees for advice and other services exceed 1.65% of Your Account Value, and you withdraw the entire fee amount from Your Account, the amount withdrawn above the 1.65% limit will be considered an Early Withdrawal/Excess Withdrawal, as applicable, and will reduce your Guaranteed Lifetime Withdrawal Base. This means that if you have not yet reached your Withdrawal Start Date and you exceed the Withdrawal Exception, you will have an Early Withdrawal.  If you have reached your Withdrawal Start Date and you exceed the Withdrawal Exception, you will have an Excess Withdrawal if you also take the full Guaranteed Lifetime Withdrawal Amount for that year.  Both Early Withdrawals and Excess Withdrawals reduce your Guaranteed Lifetime Withdrawal Base.

MANAGING WITHDRAWALS FROM YOUR ACCOUNT

There are many factors that will influence your decision of when to take withdrawals from Your Account and in what amount.  No two investors' situations will be exactly the same.  You should carefully weigh your decision to take withdrawals from Your Account, the timing of the withdrawals, and the amounts.  You should consult with your advisor and a tax advisor.  In addition to the advice you may receive from your advisor, here are a few things to consider:
First:
Early Withdrawals and Excess Withdrawals will reduce your Guaranteed Lifetime Withdrawal Base.  The reduction may be substantial, especially if Your Account Value is significantly lower than it was when the Guaranteed Lifetime Withdrawal Base was last computed or adjusted.

Second:
Once you are ready to begin taking withdrawals of the Guaranteed Lifetime Withdrawal Amount from Your Account, consider setting up a quarterly, monthly or other systematic withdrawal program through your advisor, custodian or other service provider.  Doing so may help limit the risk that you will make an Excess Withdrawal.

Third:
Consider the timing of your withdrawals.  Because your Guaranteed Lifetime Withdrawal Base can increase on your Contract Anniversary via the automatic Annual Benefit Base Review, the higher Your Account Value is on your Contract Anniversary, the more likely you will receive an increase in your Guaranteed Lifetime Withdrawal Base.  You might have a higher Guaranteed Lifetime Withdrawal Base if you defer withdrawals until after your Contract Anniversary.

Fourth:
Consider that the longer you wait to begin taking withdrawals of the Guaranteed Lifetime Withdrawal Amount, the less likely it is that you will receive any Guaranteed Lifetime Payments.  Taking withdrawals reduces Your Account Value.  If you wait to begin taking withdrawals, you are likely to reach the Minimum Account Value later in your life, and at the same time, your remaining life expectancy will be shorter.

DEATH PROVISIONS

The treatment of the Contract upon the death of an annuitant depends on a number of factors.  Those include whether the owner is a natural or non-natural person, whether there is a co-annuitant, and whether the Contract is in the Account Phase or the Annuity Phase.

		Annuitant's Death in Account Phase	Annuitant's Death in Annuity Phase

Sole Contract Owner	Sole Annuitant (no Spousal Continuation Option)
The Contract terminates and we will make no payments under the Contract.  We will return that portion of the current quarter's Contract Fee attributable to the time period between your death and the end of the current calendar quarter.

We will calculate the remaining amount of transferred Account Value that has not yet been paid to you in the form of Guaranteed Lifetime Payments.  We will make payments to your beneficiary in the same frequency as the Account Phase in the amount equal to your Guaranteed Lifetime Withdrawals until that amount has been paid.  If all remaining  transferred Account Value has already been paid to you at the time of your death in the form of Guaranteed Lifetime Payments, we will make no further payments.

	Co-Annuitants (spouses with the Spousal Continuation Option)	If the owner/co-annuitant of the Contract dies, the Contract will continue with the surviving co-annuitant as the sole Contract owner and sole annuitant.
• If the owner/co-annuitant of the Contract dies, we will continue to make Guaranteed Lifetime Payments to the surviving owner/co-annuitant for the duration of his or her lifetime.
• Upon the surviving owner/co-annuitant's death, we will calculate the remaining amount of transferred Account Value that has not yet been paid in the form of Guaranteed Lifetime Payments.  We will make payments to your beneficiary in the same frequency as the Account Phase in the amount equal to the Guaranteed Lifetime Withdrawals until that amount has been paid.

		Annuitant's Death in Account Phase	Annuitant's Death in Annuity Phase

Joint Contract Owners (spouses)	Sole Annuitant (no Spousal Continuation Option)
If a joint owner who is the annuitant dies, the Contract terminates and we will make no payments under the Contract.  We will return that portion of the current quarter's Contract Fee attributable to the time period between your death and the end of the current calendar quarter.

 If a joint owner who is the annuitant dies, we will calculate the remaining amount of transferred Account Value that has not yet been paid to you in the form of Guaranteed Lifetime Payments.  We will make payments to your beneficiary in the same frequency as the Account Phase in the amount equal to your Guaranteed Lifetime Withdrawals until that amount has been paid.  If all remaining transferred Account Value has already been paid to you at the time of your death in the form of Guaranteed Lifetime Payments, we will make no further payments.

		If a joint owner who is not the annuitant dies, the Contract will continue with the surviving joint owner/annuitant as the sole Contract owner.	If a joint owner who is not the annuitant dies, the Contract will continue with the surviving joint owner/annuitant as the sole Contract owner receiving Guaranteed Lifetime Payments.
	Co-Annuitants (spouses with the Spousal Continuation Option)	If a joint owner/co-annuitant dies, the Contract will continue with the surviving joint owner/co-annuitant as the sole Contract owner and sole annuitant.
•  If a joint owner/co-annuitant dies, we will continue to make Guaranteed Lifetime Payments to the surviving joint owner/co-annuitant for the duration of his or her lifetime.
• Upon the surviving joint owner/co-annuitant's death, we will calculate the remaining amount of transferred Account Value that has not yet been paid in the form of Guaranteed Lifetime Payments.  We will make payments to your beneficiary in the same frequency as the Account Phase in the amount equal to the Guaranteed Lifetime Withdrawals until that amount has been paid.

MARRIAGE TERMINATION PROVISIONS

In the event of a divorce, dissolution or annulment whose decree or other agreement affects a Contract, we will require written notice in a manner acceptable to us.

Marriage termination in the Account Phase.

If the marriage terminates during the Account Phase and you did not elect the Spousal Continuation Option:

•	If you remain the sole owner of Your Account, there will be no change to the Contract.

•
If your former spouse becomes the sole owner of Your Account, the Contract will be issued as a new Contract, with a new Guaranteed Lifetime Withdrawal Base with your former spouse as Contract owner and annuitant, and the Contract will terminate upon the death of the annuitant.  Alternately, the former spouse may elect to terminate the Contract.

•
If Your Account is divided between you and your former spouse, the Contract will be reissued as two Contracts (one to each of the former spouses).  The Guarantee will not carry over and a new Guaranteed Lifetime Withdrawal Base will be established.  Each former spouse will be the named Contract owner and annuitant of their respective reissued Contract, and each Contract will terminate upon the death of the respective annuitant.  Alternately, each former spouse may elect to terminate their respective Contract.

If the marriage terminates during the Account Phase and you elected the Spousal Continuation Option:

•
If Your Account is taken over solely by one of the joint owners (the "Receiving Joint Owner"), the Receiving Joint Owner may elect whether to have the Contract reissued with him/her as the sole Contract owner and annuitant, or continue the Contract with both former spouses remaining as joint owners and the Receiving Joint Owner as the annuitant.  In either situation, the Contract will terminate upon the death of the annuitant.  Alternately, the Receiving Joint Owner may elect to terminate the Contract.

•
If Your Account is divided between the joint owners (the former spouses), the Contract will be reissued as two Contracts (one to each of the former spouses), with the contractual Guarantee divided in proportion to the division of the assets in Your Account and a new Guaranteed Lifetime Withdrawal Base will be established for each Contract.  The joint owners may remain as joint owners on each reissued Contract, with one former spouse named as annuitant on each of the Contracts, or each may become the sole Contract owner and annuitant on their respective reissued Contract.  In either situation, the Contract will terminate upon the death of the annuitant.  Alternately, each former spouse may elect to terminate their respective Contract.

Marriage termination in the Annuity Phase.

If, during the Annuity Phase, the marriage terminates, the Contract will not be reissued.  We will make Guaranteed Lifetime Payments to one or more payees as set forth in the relevant decree, order, or judgment.

Contract owners should consult with their own advisors to assess the tax consequences associated with these marriage termination provisions.

SUSPENSION AND TERMINATION PROVISIONS

Suspension and termination provisions only apply during the Account Phase of the Contract.

What does it mean to have a suspended Contract?

Contract suspension will not change or suspend the calculation of the benefits or charges under your Contract.

If you do not cure the suspension of your Contract, we will terminate your Contract, which will eliminate the Guarantee.  You will not receive any benefits of the Guarantee and will not receive any Guaranteed Lifetime Payments from us.

What will cause a Contract to be suspended?

There are several events that can cause a Contract to be suspended.  Some of them are within your control; some are not.  We reserve the right to suspend the Contract if any of the following events occur:

•
You do not comply with any provision of this prospectus, including, but not limited to, the requirement that you invest the assets in Your Account in and as required by an Eligible Portfolio or Former Eligible Portfolio and the requirement that you execute an agreement that provides for the deduction and remittance of the Contract Fee;

•	Your Account Value falls below the Minimum Account Value;

•	Envestnet no longer manages the Eligible Portfolios or Former Eligible Portfolios; or

•
You make an Additional Deposit to Your Account without Home Office approval when the value of Your Account already exceeds $2,000,000, or you make an Additional Deposit to Your Account that causes Your Account to exceed $2,000,000.

If one of the suspension events occurs, we will provide you with a suspension notice indicating what exactly is triggering the suspension and when the termination will occur.  The purpose of this notice is to give you the opportunity to cure the issue that has triggered the suspension.  You will have 45 days to correct the suspension event.  If you correct the issue within 45 days in a manner acceptable to us, the termination will not take effect.

What can be done to take the Contract out of suspension?

The notice will indicate that there is a specific suspension period, during which you will have the ability to preserve the Guarantee associated with your Contract.  The notice will contain a description of one or more actions you can take to take the Contract out of suspension and avoid termination.

If you do not or cannot cure the issue causing the suspension by the end of the suspension period, your Contract will terminate on the date indicated in the notice.

Specific suspension events and their cures.

Your Account Value falls to the Minimum Account Value before the Withdrawal Start Date.  If Your Account Value falls below the Minimum Account Value before your Withdrawal Start Date, your Contract will be suspended.  The suspension notification will indicate that you must elect one of three options for the Contract:

1.	Make Additional Deposits to Your Account to bring Your Account Value above the Minimum Account Value;

2.
Transfer Your Account Value to the Minimum Account Value Eligible Portfolio.  The Minimum Account Value Eligible Portfolio is only available to Contract owners whose Account Value falls below the Minimum Account Value before the Withdrawal Start Date; or

3.	Terminate the Contract.

If you choose to invest in the Minimum Account Value Eligible Portfolio under these circumstances, Your Account Value must remain allocated to the Minimum Account Value Eligible Portfolio until your Withdrawal Start Date, at which time Your Account will transition to the Annuity Phase, as discussed in the "Triggering the Annuity Phase" section.  By electing to transfer Your Account Value to the Minimum Account Value Eligible Portfolio, you are agreeing to have your Contract Fee Percentage changed (until the Annuity Phase when the Contract Fee is no longer assessed) to the Contract Fee Percentage associated with the Minimum Account Value Eligible Portfolio.

The Minimum Account Value Eligible Portfolio currently available is:

Minimum Account Value Eligible Portfolio	Target Allocations			Contract Fee Percentage
PMC Core Fixed Income Fund	Bonds	Cash	Other	0. 90%
Composition 100% Fixed

Investment Objective - designed for investors who desire
a diversified fixed income portfolio managed within well-defined levels of risk. The objective of the fund is to provide current income consistent with low volatility of principal.

Benchmark: Lehman Aggregate Bond

	76-86%	7-17%	0-10%

If you do not notify us of your election by the end of the suspension period, we will assume that you intend to terminate the Contract.

Envestnet no longer manages the Eligible Portfolios or Former Eligible Portfolios . If Envestnet no longer manages the Eligible Portfolios or Former Eligible Portfolios, we reserve the right suspend the Contract.  The only way to cure this suspension (to preserve your Guarantee under the Contract) is to transfer Your Account Value to a third party account approved by us or to an annuity contract that we, or one of our affiliates, offer.

➢	If you decide to transfer to a third party account approved by us, please keep in mind the following:

•	The charges for those products may be higher than the Contract Fee Percentage assessed in connection with your Contract;

•	You will not be charged any transfer fees by us other than the termination fees imposed by your custodian consistent with your custodial agreement; and

•
The value of the Guarantee transferred will be equal to the Guaranteed Lifetime Withdrawal Base on the Valuation Day of the transfer (a Valuation Day is any day the New York Stock Exchange is open for trading).

➢
If you decide to transfer Your Account Value to an annuity contract that we, or one of our affiliates, offer, the amount transferred to the new annuity contract will be equal to the value of Your Account on the Valuation Day of the transfer, and your Guarantee will continue.

➢	If you choose not to transfer Your Account Value, or fail to transfer Your Account Value before the end of the suspension period, the Contract and the Guarantee will terminate.

Additional Deposits causing Account Value to exceed $2,000,000.  If you make an Additional Deposit to Your Account when Your Account already exceeds $2,000,000 or if you make an Additional Deposit that causes Your Account to exceed $2,000,000, we reserve the right to refuse to allow Additional Deposits to increase the Guaranteed Lifetime Withdrawal Base.  Our decision to allow your Additional Deposit to apply to your Guaranteed Lifetime Withdrawal Base will be based on one or more factors, including, but not limited to: age, spouse age (if applicable) , annuitant age, state of issue, total Account Value, optional benefits elected, current market conditions, and current hedging costs.  All such decisions will be based on internally established actuarial guidelines and will be applied in a nondiscriminatory manner.  If we exercise this right to refuse, the Contract will be suspended until the Additional Deposits that caused Your Account Value to exceed $2,000,000 are removed.  In the event that we do not accept an Additional Deposit under these guidelines, we will immediately request that the Additional Deposit be returned in its entirety in the same manner as it was received.  If we accept the Additional Deposit, it will be applied to Your Account immediately.  If we refuse to allow your Additional Deposit, we will suspend your Contract.  The only way to cure this suspension (to preserve your Guarantee under the Contract) is to withdraw all or the portion of the Additional Deposit that caused the Account Value to exceed the $2,000,000 limit.  During the suspension period, any such withdrawal will not constitute an Early Withdrawal or an Excess Withdrawal.

If you do not withdraw the necessary amount from Your Account before the end of the suspension period, the Contract will terminate.

What will cause a Contract to be terminated?

If you fail to cure the cause of a Contract suspension within 45 days, your Contract will terminate.  We will provide you with a pre-termination notice indicating what exactly has triggered the termination and when the termination will be effective.  The purpose of this pre-termination notice is to give you the opportunity to either cure the issue that has triggered the termination, or to preserve your Guarantee under the Contract by transferring Your Account Value to a third party account approved by us or to an annuity contract we, or one of our affiliates, offer.

➢	If you cure the issue before the termination date in a manner acceptable to us, the termination will not take effect.

➢	If you decide to transfer to a third party account approved by us, please keep in mind the following:

•	The charges for those products may be higher than the Contract Fee Percentage assessed in connection with your Contract;

•	You will not be charged any transfer fees by us other than the termination fees imposed by your custodian consistent with your custodial agreement; and

•	The value of the Guarantee transferred will be equal to the Guaranteed Lifetime Withdrawal Base on the Valuation Day of the transfer.

➢
If you decide to transfer Your Account Value to an annuity contract that we, or one of our affiliates, offer, the amount transferred to the new annuity contract will be equal to the value of Your Account on the Valuation Day of the transfer and your Guarantee will continue.

If you do not cure the issue within the termination cure period, or if you fail to transfer Your Account Value before the end of the termination cure period, the Contract and the Guarantee will terminate.  If the Contract does terminate, we will provide you with written notification of the Contract's termination.

DETERMINING WHETHER A CONTRACT IS RIGHT FOR YOU

This Contract is meant to protect your assets in the event market fluctuations bring Your Account Value below the Minimum Account Value or in the event you outlive your assets.  This Contract does NOT protect the actual investments in Your Account.  For example if you initially invest $600,000 in Your Account and the value of Your Account within that year falls to $400,000, we are not required to add $200,000 to Your Account.  Instead, we guarantee that you will be able to withdraw, after age 65, Guaranteed Lifetime Withdrawal Amounts of 5% of $600,000 (instead of 5% of $400,000) on an annual basis for life.  We guarantee this even if such withdrawals bring Your Account Value to $0.

It is also important to understand that even after you have reached age 65 and start taking withdrawals from Your Account, those withdrawals are made first from your own investments in Your Account.  We are required to start using our own money to make Guaranteed Lifetime Payments only when and if Your Account Value reaches the Minimum Account Value because of withdrawals within the limits of this Contract and/or poor investment performance.  We limit our risk of having to make Guaranteed  Lifetime Payments by limiting the amount you may withdraw each year from Your Account without reducing your Guaranteed Lifetime Withdrawal Base (the Guaranteed Lifetime Withdrawal Amount).  If the investment return on Your Account over time is sufficient to generate gains that can sustain systematic or periodic withdrawals equal to the Guaranteed Lifetime Withdrawal Amount, then Your Account Value will never be reduced to the Minimum Account Value and we will never have to make Guaranteed Lifetime Payments to you.

There are many variables, however, other than average annual return on Your Account that will determine whether the investments in Your Account without the Contract would have generated enough gain over time to sustain systematic or periodic withdrawals equal to your Guaranteed Lifetime Withdrawals that you would have received if you had purchased the Contract.  Your Account Value may have declined over time before the Annuity Phase, which means that your investments would have to produce an even greater return after the Annuity Phase to make up for the investment losses before that date.  Moreover, studies have shown that individual years of negative annual average investment returns can have a disproportionate impact on the ability of your retirement investments to sustain systematic withdrawals over an extended period, depending on the timing of the poor investment returns.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is based on our understanding of current United States federal income tax laws.   It is a general discussion and does not address all possible circumstances that may be relevant to the tax treatment of a particular contract owner.  This discussion does not address the tax treatment of transactions involving the investment assets held in Your Account, except to the extent that they may be affected by ownership of the Contract.  This discussion does not address matters relating to federal estate and gift tax consequences, or state and local income, estate, inheritance, or other tax consequences of ownership of a Contract.

This Contract is a new and innovative product.  The IRS has not yet addressed the tax consequences of ownership of, or distributions from, the Contract (or products similar to the Contract) in any formal ruling or other type of guidance that may be used or cited as precedent .  It is possible that the IRS could attempt to apply rules different than the ones described below to the taxation of the distributions from the Contract and/or for transactions taking place within Your Account.

The Contract is in form an annuity contract, and we intend to treat the Contract as an annuity for federal income tax purposes.   The Contract will be paid for by periodic payments to Nationwide in exchange for a promise to make periodic payments upon the occurrence of certain events, which payments will cease upon death, with the express purpose of providing long-term income security.   Consequently, we intend to report taxable income under the Contract to you consistent with the rules applicable to annuity contracts, and the payments will be treated as being annuity payments made after the annuity starting date.  We can give no assurances that the IRS will agree with our interpretation regarding the proper tax treatment of the Contract, or the tax implications to the investments in Your Account that may arise by reason of the Contract, or that a Court would agree with our interpretation if the IRS were to challenge such tax treatments.

We will make no Guaranteed Lifetime Payments to your beneficiary and will not return any fees except for the portion of the current quarter's Fees paid in advance.

Because this is a new and innovative product, there are no binding authorities directly addressing the taxation of distributions from the Contract, or how ownership of the Contract may affect the taxation of transactions within Your Account.  Any relevant authorities are susceptible to numerous interpretations, some of which may cause the IRS to disagree with our interpretations.  If the IRS were to successfully challenge the tax treatment described herein, it could have a material and adverse effect on the tax consequences of the acquisition, ow n ing, and disposition of investments in Your Account.  In addition, it is possible that, due to changes in your circumstances in future years, the tax consequences under the qualified dividend and straddle rule could change.  For example, losses may be realized when it has become likely that the value of Your Account has been reduced to the greater of $15,000 or your Guaranteed Lifetime Withdrawal Amount.  You should consult with your own tax advisors regarding the potential tax implications of purchasing and/or owning a Contract, based on your individual circumstances.

Tax consequences with respect to Your Account and/or your Contract may also be adversely affected by future changes in the tax law.

The IRS addressed an arrangement similar to the Contract in Private Letter Rulings 200949007 and 200949036.  Pursuant to §6110(k)(3) of the Code, private letter rulings may not be used or cited as precedent, and therefore cannot be relied upon as authoritative rulings by the IRS.  With respect to the arrangement described in Private Letter Rulings 200949007 and 200949036, the IRS concluded that (a) the annuity contract would be treated as an annuity within the meaning of §72 of the Code; (b) the annuity would not create a right of reimbursement for losses realized on account assets for purposes of §165 of the Code and therefore would not prevent a current deduction for such losses; (c) the annuity would not be treating as diminishing the account owner ' s risk of loss on account assets for purposes of applying the holding period requirements of §1(h)(11) of the Code; and (d) the annuity contract and the account assets would not, either at the time of the issuance of the contract or subsequently, be viewed as components of a straddle within the meaning of §1092 of the Code.

THE FOLLOWING GENERAL DISCUSSION IS BASED ON THE ASSUMPTION THAT THE CONTRACT WILL BE TREATED AS AN ANNUITY FOR INCOME TAX PURPOSES.

Taxation of Distributions from the Contract.

If and when you begin the Annuity Phase, any Guaranteed Lifetime Payments made from the Contract are expected to be substantially equal periodic payments, paid no less frequently than annually, and are to be paid while the annuitant is living (or, if the Spousal Continuation Option is elected, while either co-annuitant is living), and will terminate upon the death of the annuitant (or, if the Spousal Continuation Option is elected, upon the death of the surviving co-annuitant).  For federal income tax purposes, Guaranteed Lifetime Payments should be treated as amounts received as an annuity, and should be taxed in accordance with the rules applicable to annuity payments.  As amounts received as an annuity, the portion of these payments that is allocable to income should be taxable to you as ordinary income, and the portion of the payments that is allocable to your after tax payments of premiums for the Contract, or basis, should be treated as the nontaxable return of basis.  The amount excludable from each Guaranteed Lifetime Payments will be determined by the following calculation:

Excludable Amount	=	Guaranteed Lifetime Withdrawal	X	Contract owner's investment in the Contract
the expected total amount of Guaranteed Lifetime Payments over the life of the Contract*

*The "expected total amount of the Guaranteed Lifetime Payments over the life of the contract" is equal to the amount of one Guaranteed Lifetime Withdrawal payment multiplied by a factor that is determined by your life expectancy.  The life expectancy factor tables appear in Treasury Regulation 1.72-9.

The maximum amount excludable from income is the investment in the Contract; once the entire after-tax investment in the Contract is recovered, all Guaranteed Lifetime Payments would be fully includable in income.  If payments cease by reason of the death of an annuitant before the after-tax basis has been fully recovered through Guaranteed Lifetime Payments, such unrecovered amounts should be allowable as an income tax deduction in the Contract owner's last taxable year.

We anticipate that the investment in the Contract will be equal to all amounts paid to us from Your Account.  However, it is possible that the IRS could take the position that a portion or all of such payments are nondeductible expenses that are not includible in your investment in the Contract.

Taxation of Eligible Portfolios or Former Eligible Portfolios that are not held by an Individual Retirement Account.

We believe that in both form and substance the Contract is an annuity for income tax purposes and should be taxed in accordance with the rules applicable to annuities.  Similarly, we believe that transactions (such as sales, redemptions, exchanges, distributions, etc.) involving the investments in the Eligible Portfolios or Former Eligible Portfolios should receive the same income tax treatment as would be accorded them in the absence of the Contract.  The taxation of such transactions is outside the scope of this prospectus, and you should consult with your advisors regarding any matters relating to transactions within Your Account.

The sale of any assets in Your Account in order to pay the Contract Fee for your Contract will be a taxable event, in the same manner as if the assets were sold for any other purpose.  Payments of the Contract Fee for your Contract are not on a tax-free basis.

Although the question is not completely free of doubt, we believe that the Eligible Portfolios or Former Eligible Portfolios will not be subject to the "straddle" rules by reason of owning the Contract.  The IRS defines straddle as offsetting positions in actively traded personal property. Positions are considered "offsetting" if holding one position substantially diminishes the risk of loss on another position held by a taxpayer.  If the straddle rules were to apply to the Eligible Portfolios or Former Eligible Portfolios, the holding period for determining whether the sale of an asset qualifies for long-term capital gain treatment would be suspended, and recognition of losses from the sale of investments could be deferred.  To date, there have been no binding published authorities on this matter, and the IRS may seek to impose the straddle tax rules to your Eligible Portfolio or Former Eligible Portfolios , which could result in adverse tax consequences (such as the deferral of the income tax deduction for losses incurred in Your Account) to you.

Section 1035 Exchanges.

Although Section 1035 of the Internal Revenue Code provides rules that permit the tax-free exchange of annuity contracts under certain conditions, the Contract does not permit any such exchanges, either from or into another annuity, except as stated in the "Suspension and Termination" and "Marriage Termination Provisions" provision of this prospectus.

Qualified Retirement Plans.

The Contract is not offered as an Individual Retirement Annuity described in Section 408(b) of the Internal Revenue Code; however, it may be issued to the trustee or custodian of an Individual Retirement Account ( "IRA" )

described in Section 408(a) of the Internal Revenue Code.  The Contract is not issued to employer sponsored qualified retirement plans described in S ection 401 of the Internal Revenue Code, or as a tax sheltered annuity described in Section 403(b) of the Internal Revenue Code.

If the Contract is purchased inside an IRA, then the beneficial owner of the IRA must be an annuitant under the Contract.  Payments from the Contract will be made to the IRA.  Income received by an IRA is generally received by it tax free, whereas distributions from the IRA are generally treated as ordinary income (or, in the case of certain distributions from Roth IRAs, as nontaxable income).  For questions regarding tax matters related to your IRA, including matters relating to the taxation of distributions and required minimum distributions, please refer to the information provided to you by the custodian or trustee of the IRA.

We have made no determination as to whether this Contract complies with the terms, conditions and requirements of, or applicable law governing, an IRA.  It is your responsibility to determine such compliance matters.

We are not responsible for administering any legal or tax requirements applicable to your IRA, including but not limited to determining the timing and amount of any distributions that may be required, designation of beneficiaries, etc.  You or your service provider are responsible for all of such matters.

The value of your Contract may be required to be considered in determining the amount of the required distributions from your IRA.  We will provide a value of the Contract to your custodian or trustee upon request, but will not determine the total required minimum distribution amount that your IRA will be required to make.

You should consult with your plan description and your custodian or trustee to determine the income tax consequences with respect to contributions to, ownership of, and distributions from, your IRA.

Income Tax Withholding.

Distributions of income from the Contract are subject to federal income tax.  We will withhold the tax from the distributions unless you request otherwise.  However, under some circumstances, the Internal Revenue Code will not permit you to waive withholding.  Such circumstances include:

•	I f you do not provide us with a taxpayer identification number; or

•	I f we receive notice from the Internal Revenue Service that the taxpayer identification number furnished by you is incorrect.

If you are prohibited from waiving withholding, as described above, the distribution will be subject to mandatory back-up withholding.  The mandatory back-up withholding rate is established by Section 3406 of the Internal Revenue Code and is applied against the amount of income that is distributed.

State and Local Tax Considerations.

The tax rules across all states and localities are not uniform and therefore will not be discussed in this prospectus.  Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed.  Prospective purchasers of the Contract should consult a financial consultant, tax advisor or legal counsel to discuss any state or local taxation questions.

Non-Resident Aliens.

Generally, income that is payable to a non-resident alien is subject to federal income tax at a rate of 30%.  We are required to withhold this amount and send it to the Internal Revenue Service.  Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies.  In order to obtain the benefits of such a treaty, the non-resident alien must:

•	Provide us with a properly completed withholding contract claiming the treaty benefit of a lower tax rate or exemption from tax; and

•	Provide us with an individual taxpayer identification number.

If the non-resident alien does not meet the above conditions, we will withhold 30% of income from the distribution.

E xemption from the 30% withholding is also potentially available for a non-resident alien if the following is provided :

•	S ufficient evidence that the distribution is connected to the non-resident alien's conduct of business in the United States;

•	S ufficient evidence that the distribution is includable in the non-resident alien's gross income for United States federal income tax purposes; and

•	A properly completed withholding contract claiming the exemption.

Note that for the preceding exemption, the distributions would be subject to the same withholding rules that are applicable to payments to United States persons, including back-up withholding, which is currently at a rate of 28% if a correct taxpayer identification number is not provided.

Payment of Advisory or Service Fees.

As indicated earlier in the "Will advisory and other fees impact the Account Value and the Guarantee under the Contract?" provision, the Contract allows for a Withdrawal Exception to pay advisory and other fees associated with Your Account.  Note: Payment of Advisory or Service Fees in excess of 1.65% of Your Account Value will reduce the Guaranteed Lifetime Withdrawal Base and/or Guaranteed Lifetime Withdrawals under the Contract.  Withdrawals from Your Account to pay the Contract Fee do not count toward the Withdrawal Exception.

If you pay advisory or service fees for a Contract issued to your IRA from other assets in your IRA, that payment will not be a "distribution" from your IRA under the Internal Revenue Code.  If you pay advisory or service fees for a Contract issued to your IRA from other assets held outside your IRA, these fees would generally be treated as an additional contribution to your IRA, would be subject to all of the restrictions and limitations that any other contribution to an IRA would be subject to and, depending on your individual circumstances, may not be a permissible contribution.  Such payment may also have other tax consequences to you, and you should consult a tax advisor for further information.

Seek Tax Advice.

The above description of federal income tax consequences of the different types of IRAs which may hold a Contract offered by this prospectus is only a brief summary meant to alert you to the issues and is not intended as tax advice.  Anything less than full compliance with the applicable rules, all of which are subject to change, may have adverse tax consequences.  Any person considering the purchase of a Contract in connection with an IRA should first consult a qualified tax advisor, with regard to the suitability of a Contract for the IRA.

We can provide no assurances, in the event the Internal Revenue Service was to challenge the foregoing treatment that a court would agree with the foregoing interpretations of the law.  You should consult with your independent tax and legal advisors before purchasing the Contract.

PREMIUM TAXES

Some states and other governmental entities (e.g., municipalities) charge premium taxes or similar taxes.  We are responsible for paying these taxes.  Premium taxes will be deducted through the sale or transfer of assets in Your Account, or other agreed upon method, and delivered to us.  Some of these taxes are due when the Contract is issued; others are due when Guaranteed Lifetime Withdrawals begin.  Premium taxes may be deducted from Your Account when we are required to pay them or at a later time.  Premium taxes generally range from 0% to 5%, depending on the state.

MISCELLANEOUS PROVISIONS

Ownership of the Contract.

If you and any joint contract owner are individuals, each owner is required to be named as a contract owner.  If the owner is a trust or other non-natural person, an individual must be named as annuitant.

Periodic communications to Contract Owners.

Statements regarding Your Account will be provided to you periodically by your Financial Advisor, or a designated third party.

During the Account Phase, we will send you and your Financial Advisor an annual statement.  You and your Financial Advisor will receive automatic confirmation statements containing information about any change in your Guaranteed Lifetime Withdrawal Base, and you may receive these confirmation statements more frequently than annually at no additional charge.  For more information, please contact us at our Home Office at the address and phone number on the cover page of this prospectus.

Amendments to the Contract.

Changes in the Contract may need to be approved by the state insurance departments.  The consent of the contract owner to an amendment will be obtained to the extent required by law.

Assignment.

You may not assign your interest in the Contract during the Account Phase.  You may not assign your interest in the Contract during the Annuity Phase without prior Home Office approval.

Misstatements.

If the age of the annuitant or any co-annuitant is misstated, any Contract benefits will be re-determined using the correct age(s).  If any overpayments have been made, future payments will be adjusted.  Any underpayments will be paid in full.

DISTRIBUTION (MARKETING) OF THE CONTRACT

Nationwide Investment Services Corporation ("NISC") acts as the national distributor of the Contracts sold through this prospectus.  NISC is registered as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority ("FINRA").  NISC's address is One Nationwide Plaza, Columbus, Ohio 43215.  In Michigan only, NISC refers to Nationwide Investment Svcs. Corporation.  NISC is a wholly owned subsidiary of Nationwide.  We do not pay commissions to NISC or to unaffiliated broker-dealers for the promotion and sale of the Contracts.

NISC does not sell contracts directly to purchasers.  Contracts sold through this prospectus can be purchased through registered representatives, appointed by Nationwide, of FINRA broker-dealer member firms.  NISC enters into selling agreements with affiliated and unaffiliated broker-dealers to sell the contracts through their registered representatives.  Their registered representatives are licensed as insurance agents by applicable state insurance authorities and appointed as agents of N ationwide in order to sell the contracts.  Nationwide offers these contracts on a continuous basis; however , no broker-dealer is obligated to sell any particular amount of contracts.  For limited periods of time, Nationwide may pay additional compensation to broker-dealers as part of special sales promotions.  Regardless of any amount paid or received by Nationwide, the amount of expenses you pay under the contract will not vary because of such payments to or from such selling firms.  Nationwide intends to recoup sales expenses through contract fees or charges from our general account.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The latest Annual Report on Form 10-K for Nationwide has been filed with the Securities and Exchange Commission.  It contains additional information about us, including audited consolidated financial statements for our latest fiscal year.  We filed our most recent Form 10-K on March 2 , 20 10 (Securities Act of 1933 Act File No. 002-64559 ) .  This report is incorporated by reference.

If requested, we will furnish, without charge, a copy of any and all of the documents incorporated by reference, other than exhibits to those documents (unless such exhibits are specifically incorporated by reference in those documents).  You can request these documents by contacting us:

In writing:	Nationwide Life Insurance Company
5100 Rings Road, RR1-04-F4
Dublin, Ohio 43017-1522
By telephone:	1-800-848-6331
By the internet:	http://www.nationwide.com/nw/investor-relations/index.htm

LEGAL OPINION

Legal matters in connection with federal laws and regulations affecting the issue and sale of the Contracts described in this prospectus and the organization of Nationwide, its authority to issue the Contracts under Ohio law, and the validity of the Contracts under Ohio law have been passed on by Nationwide's Office of General Counsel.

ABOUT NATIONWIDE

Nationwide is a stock life insurance company organized under Ohio law in March 1929, with its home office at One Nationwide Plaza, Columbus, Ohio 43215.  Nationwide is a provider of life insurance, annuities and retirement products.  It is admitted to do business in all states, the District of Columbia and Puerto Rico.

Nationwide is a member of the Nationwide group of companies.  Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company (the "Companies") are the ultimate controlling persons of the Nationwide group of companies.  The Companies were organized under Ohio law in December of 1925 and 1933 respectively.  The Companies engage in a general insurance and reinsurance business, except life insurance.

EXPERTS

The consolidated financial statements and schedules of Nationwide Life Insurance Company and subsidiaries as of December 31, 2009 and 2008 , and for each of the years in the three-year period ended December 31, 2009, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.  The audit report of KPMG LLP covering the December 31, 2009 consolidated financial statements and schedules of Nationwide Life Insurance Company and subsidiaries contains an explanatory paragraph that states that Nationwide Life Insurance Company and subsidiaries changed its method of evaluating other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the FASB, as of January 1, 2009.   KPMG LLP is located at 191 West Nationwide Blvd., Columbus, Ohio 43215.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Nationwide pursuant to the foregoing provisions, or otherwise, Nationwide has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Nationwide will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

DEFINITIONS

Account Phase - The phase of the Contract from the time the Contract is issued until the Annuity Phase.

Account Value - The value of the assets in Your Account, as determined as of the close of business on a Valuation Date .

Additional Deposit(s) - Payments applied to Your Account after the Contract is issued.

Annuitant - The person whose life span is used to measure the Guarantee during the Account Phase and Annuity Phase under the Contract.

Annuity - The supplemental immediate fixed income annuity contract issued to you when you begin the Annuity Phase of the Contract.

Annuity Commencement Date - The date the Annuity is issued.

Annuity Phase - The phase of the Contract during which we are obligated to make Guaranteed Lifetime Payments to the A nnuitant.

Client Agreement - The agreement you sign that, among other things, authorizes Envestnet to deduct the Contract Fee from Your Account and remit it to us on a quarterly basis and authorizes Envestnet to act as your investment advisor for the limited purpose of buying and selling securities within Your Account in order to maintain the allocations according to the Eligible Portfolio you select.

Co-annuitant - If the Contract is jointly owned and you elect the Spousal Continuation Option, you must name a spouse as co-annuitant, which is the second person whose life span is used to measure the Guarantee during the Account Phase and Annuity Phase under the Contract.

Contract - A binding legal agreement between you and Nationwide.  The Contract document contains critical information specific to your supplemental immediate fixed income annuity, including any endorsements or riders.

Contract Anniversary - The anniversary of the date we issue your Contract.

Contract Fee or Fee - The fee that is assessed quarterly from Your Account during the Account Phase and remitted to us by Envestnet.

Contract Fee Percentage - The annual percentage that is multiplied by your Guaranteed Lifetime Withdrawal Base to determine your Contract Fee.

Contract Owner or you - The person, entity and/or joint contract owner that maintains all rights under the Contract, including the right to direct who receives Guaranteed Lifetime Payments.

Contract Year - The one-year period starting on the date we issue the Contract and each Contract Anniversary thereafter.

Early Withdrawal - Any withdrawal you take from Your Account prior to the Withdrawal Start Date.

Excess Withdrawal - The portion of a withdrawal that is in excess of the Guaranteed Lifetime Withdrawal Amount.

General Account - An account that includes our company assets, which are available to our creditors.

Guarantee - Our obligation to pay you Guaranteed Lifetime Payments from us for the rest of your life, or your spouse's life if you elected the Spousal Continuation Option, provided that you comply with the terms of the Contract.

Guaranteed Lifetime Payments - Payments you receive during the Annuity Phase from Nationwide.

Guaranteed Lifetime Withdrawals - Withdrawals you make after the Withdrawal Start Date during the Account Phase.  The amount of each Guaranteed Lifetime Withdrawal will be equal to your most recent Guaranteed Lifetime Withdrawal Amount.

Guaranteed Lifetime Withdrawal Amount - The amount that you can withdraw from Your Account each calendar year without reducing your Guaranteed Lifetime Withdrawal Base.  This amount is non-cumulative, meaning that withdrawals not taken cannot be carried over from one year to the next.

Guaranteed Lifetime Withdrawal Base - The amount multiplied by the Guaranteed Lifetime Withdrawal Percentage to determine the Guaranteed Lifetime Withdrawal Amount.  The Guaranteed Lifetime Withdrawal Base may increase or decrease, as described in this prospectus.

Guaranteed Lifetime Withdrawal Percentage - The percentage multiplied by the Guaranteed Lifetime Withdrawal Base to determine the Guaranteed Lifetime Withdrawal Amount.

Home Office - Our Home Office that is located at the address shown on the cover page of the prospectus.

Individual Retirement Account or IRA - An account that qualifies for favorable tax treatment under Section 408(a) of the Internal Revenue Code, but does not include Roth IRAs.

Joint owner - One of two Contract owners, each of which owns an undivided interest in the Contract. Joint owners must be spouses as recognized under applicable federal law.

Nationwide, we or us - Nationwide Life Insurance Company.

Non-Qualified Contract - A contract that does not qualify for favorable tax treatment under the Internal Revenue Code as an IRA, Roth IRA, SEP IRA, or Simple IRA.

Roth IRA - An account that qualifies for favorable tax treatment under Section 408A of the Internal Revenue Code.

SEC or Commission - Securities and Exchange Commission.

SEP IRA - An account that qualifies for favorable tax treatment under Section 408(k) of the Internal Revenue Code.

Simple IRA - An account that qualifies for favorable tax treatment under Section 408(p) of the Internal Revenue Code.

Valuation Date - Each day the New York Stock Exchange is open for business.  The value of Your Account is generally determined at the end of each Valuation Date, which is generally at 4:00 p.m. Eastern Time, but may be earlier on certain days when the New York Stock Exchange is closed early.

Withdrawal Start Date - The date you are eligible to begin taking annual withdrawals of the Guaranteed Lifetime Withdrawal Amount from Your Account without decreasing your Guaranteed Lifetime Withdrawal Base.  It is the date that you (or in the case of co-annuitants, the younger co-annuitant) turn age 65.

You - In this prospectus, "you" means the Contract owner and/or J oint owners.

Your Account - The account you own that is managed by Envestnet.

PART II
INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 13.                 Other Expenses of Issuance and Distribution – not applicable.

Item 14.	Indemnification of Directors and Officers

Ohio's General Corporation Law expressly authorizes and Nationwide's Amended and Restated Code of Regulations provides for indemnification by Nationwide of any person who, because such person is or was a director, officer or employee of Nationwide was or is a party; or is threatened to be made a party to:
•	any threatened, pending or completed civil action, suit or proceeding;
•	any threatened, pending or completed criminal action, suit or proceeding;
•	any threatened, pending or completed administrative action or proceeding; or
•	any threatened, pending or completed investigative action or proceeding .

The indemnification will be for actual and reasonable expenses, including attorney's fees, judgments, fines and amounts paid in settlement by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by Ohio's General Corporation Law.
Nationwide has been informed that in the opinion of the Securities and Exchange Commission the indemnification of directors, officers or persons controlling Nationwide for liabilities arising under the Securities Act of 1933 ("Act") is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act. Nationwide and its directors, officers and/or controlling persons will be governed by the final adjudication of such issue.  Nationwide will not be required to seek the court's determination if, in the opinion of Nationwide's counsel, the matter has been settled by controlling precedent.

Item 15	Recent Sales of Unregistered Securities – not applicable.

Item 16.	Exhibits and Financial Statement Schedules
(a)	Exhibit	Description

1	Form of Underwriting Agreement-filed previously on October 2, 2008, with Pre-Effective Amendment No. 3 to Form S-1 for Nationwide Life Insurance Company, Registration No. 333-149613.
2
Articles of Merger of Nationwide Life Insurance Company of America with and into Nationwide Life Insurance Company effective December 31, 2009-filed previously on January 4, 2010, with N-4 Registration No. 333-164125.

3(i)
Amended Articles of Incorporation Nationwide Life Insurance Company-filed previously on October 2, 2008, with Pre-Effective Amendment No. 3 to Form S-1 for Nationwide Life Insurance Company, Registration No. 333-149613.

3(ii)	Nationwide Life Insurance Company Amended and Restated Code of Regulations-filed previously on January 4, 2010 , with N-4 Registration No. 333- 164125 .
4(i)
Individual Single Purchase Payment Immediate Fixed Income Annuity Non-Participating Contract-filed previously on October 2, 2008, with Pre-Effective Amendment No. 3 to Form S-1 for Nationwide Life Insurance Company, Registration No. 333-149613.

4(ii)
Supplemental Option To The Individual Single Purchase Payment Immediate Fixed Income Annuity- filed previously on April 2, 2009, with Post-Effective Amendment No. 1 to Form S-1 for Nationwide Life Insurance Company, Registration No. 333-149613 .

4(iii)
Application for Individual Single Purchase Payment Immediate Fixed Income Annuity-filed previously on October 2, 2008, with Pre-Effective Amendment No. 3 to Form S-1 for Nationwide Life Insurance Company, Registration No. 333-149613.

5	Opinion Regarding Legality-Attached hereto.
6	Not applicable
7	Not applicable
8	None.
9	Not applicable
10
Form of Administrative Services Agreement-filed previously on November 25, 2008, with Pre-Effective Amendment No. 4 to Form S-1 for Nationwide Life Insurance Company, Registration Statement No. 333-149613.

11	Not applicable
12	Not applicable
13	Not applicable
14	Not applicable
15	Not applicable
16	Not applicable
17	Not applicable
18	Not applicable
19	Not applicable
20	Not applicable
21	Subsidiaries of the Registrant- Attached hereto.
22	Not applicable
23(i)	Consent of Independent Registered Public Accounting Firm-Attached hereto.
23(ii)	Consent of Counsel-Attached hereto as Exhibit 5.
24	Power of Attorney-Attached hereto.
25	Not applicable
26	Not applicable
27	Not applicable

(b)	Financial Statement Schedules

Incorporated by reference via Form 10-K on   March 2 , 20 10 (Securities Act of 1933 Act File No. 002-64559) .

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(a)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of Contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officers or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on the 24 th of March , 20 10 .
NATIONWIDE LIFE INSURANCE COMPANY
(Registrant)

By: s/ TIMOTHY D. CRAWFORD
Timothy D. Crawford

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on this 24 th of March , 20 10 .

KIRT A. WALKER
Kirt A. Walker , President, Chief Operating Officer , and Director
MARK R. THRESHER
Mark R. Thresher , Executive Vice President and Director
TIMOTHY G. FROMMEYER
Timothy G. Frommeyer, Senior Vice President-Chief Financial Officer and Director
PETER A. GOLATO
Peter A. Golato, Senior Vice President-Individual Protection Business Head and Director
STEPHEN S. RASMUSSEN
Stephen S. Rasmussen, Director

By: s/ TIMOTHY D. CRAWFORD
Timothy D. Crawford
Attorney-in-Fact